Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AUTHENTIDATE HOLDING CORP,

RMS MERGER SUB LLC,

AND

PEACHSTATE HEALTH MANAGEMENT, LLC d/b/a AEON CLINICAL LABORATORIES

Dated as of November 18, 2015

4.12	COMPLIANCE WITH LAWS	13
4.13	LABOR RELATIONS	14
4.14	EMPLOYEE BENEFIT PLANS	14
4.15	MATERIAL CONTRACTS	16
4.16	LEGAL PROCEEDINGS	16
4.17	STATEMENTS PROMISED FOR USE BY BUYER TRUE AND CORRECT	17
4.18	STATE TAKEOVER LAWS	17
4.19	REAL PROPERTY	17
4.20	INSURANCE	18
4.21	FOREIGN CORRUPT PRACTICES AND INTERNATIONAL TRADE SANCTIONS	18
4.22	COMMERCIAL RELATIONSHIPS	18
4.23	BROKERS AND FINDERS	18
4.24	NO OTHER REPRESENTATIONS OR WARRANTIES	19

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		19

5.1	ORGANIZATION, STANDING, AND POWER	19
5.2	AUTHORITY; NO BREACH BY AGREEMENT	19
5.3	CAPITAL STOCK	20
5.4	BUYER SUBSIDIARIES	21
5.5	SEC FILINGS; FINANCIAL STATEMENTS	22
5.6	ABSENCE OF UNDISCLOSED LIABILITIES	23
5.7	ABSENCE OF CERTAIN CHANGES OR EVENTS	23
5.8	TAX MATTERS	23
5.9	ASSETS	25
5.10	INTELLECTUAL PROPERTY	25
5.11	ENVIRONMENTAL MATTERS	26
5.12	COMPLIANCE WITH LAWS	26
5.13	LABOR RELATIONS	27
5.14	EMPLOYEE BENEFIT PLANS	28
5.15	MATERIAL CONTRACTS	30
5.16	LEGAL PROCEEDINGS	30
5.17	STATEMENTS TRUE AND CORRECT	30
5.18	REGULATORY MATTERS	31
5.19	BROKERS AND FINDERS	31
5.20	INVESTMENT COMPANY	31
5.21	REAL PROPERTY	31
5.22	INSURANCE	32
5.23	FOREIGN CORRUPT PRACTICES AND INTERNATIONAL TRADE SANCTIONS	32
5.24	COMMERCIAL RELATIONSHIPS	32
5.25	INTERIM OPERATIONS OF MERGER SUB	33
5.26	NO OTHER REPRESENTATIONS OR WARRANTIES	33

ARTICLE 6 CONDUCT OF BUSINESS PENDING the merger		33

6.1	COVENANTS OF TARGET	33
6.2	COVENANTS OF BUYER	34

6.3	ADVERSE CHANGES IN CONDITION	35
6.4	NO CONTROL OF OTHER PARTY’S BUSINESS; OTHER ACTIONS	35

ARTICLE 7 ADDITIONAL AGREEMENTS		35

7.1	PROXY STATEMENTS; NASDAQ STOCKHOLDER APPROVAL; BUYER STOCKHOLDER APPROVAL	35
7.2	OTHER OFFERS, ETC.	37
7.3	EXCHANGE LISTING	39
7.4	FILING WITH STATE OFFICE	39
7.5	AGREEMENT AS TO EFFORTS TO CONSUMMATE	39
7.6	INVESTIGATION AND CONFIDENTIALITY	39
7.7	PRESS RELEASES	40
7.8	STATE TAKEOVER LAWS	40
7.9	BUYER BOARD OF DIRECTORS FOLLOWING CLOSING DATE	40
7.10	TAX MATTERS	40
7.11	NOTIFICATION OF CERTAIN MATTERS	40
7.12	INDEMNIFICATION OF PRE CLOSING DIRECTORS, OFFICERS AND MANAGERS OF TARGET AND BUYER	41
7.13	OPERATION OF AEON AS STAND ALONE ENTITY POST CLOSING	42
7.14	REASONABLE EFFORTS; FURTHER ASSURANCES	43

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		44

8.1	CONDITIONS TO OBLIGATIONS OF EACH PARTY	44
8.2	CONDITIONS TO OBLIGATIONS OF BUYER	44
8.3	CONDITIONS TO OBLIGATIONS OF TARGET	46

ARTICLE 9 TERMINATION		47

9.1	TERMINATION	47
9.2	EFFECT OF TERMINATION	49

ARTICLE 10 MISCELLANEOUS		49

10.1	DEFINITIONS	49
10.2	EXPENSES	60
10.3	ENTIRE AGREEMENT	60
10.4	AMENDMENTS	60
10.5	WAIVERS	60
10.6	ASSIGNMENT	61
10.7	NOTICES	61
10.8	GOVERNING LAW	62
10.9	COUNTERPARTS	62
10.10	CAPTIONS; ARTICLES AND SECTIONS	62
10.11	INTERPRETATIONS	62
10.12	ENFORCEMENT OF AGREEMENT	63

10.13	WAIVER OF JURY TRIAL	63
10.14	SEVERABILITY	63
10.15	NONSURVIVAL OF REPRESENTATIONS	63

v

EXHIBIT INDEX

Exhibit	Description

Exhibit 1	Form of Certificate of Designation for Series E Convertible Preferred Stock of Buyer
Exhibit 2	Form of Amended and Restated Operating Agreement of Target
Exhibit 3	Form of Voting Agreement
Exhibit 4	Form of Lock-Up Agreement
Exhibit 5	Form of Registration Rights Agreement
Exhibit 6	Form of Articles of Merger

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) made and entered into as of November 18, 2015 by and among Authentidate Holding Corp., a Delaware corporation (“Buyer” or “AHC”), RMS Merger Sub LLC, a Georgia limited liability company and a wholly-owned Subsidiary of Buyer (“Merger Sub”), and PeachState Health Management, d/b/a AEON Clinical Laboratories, a Georgia limited liability company (“Target” or “AEON”).

Preamble

WHEREAS, the Board of Directors of Buyer and the Boards of Managers of Merger Sub and Target have each declared it to be advisable and in the best interests of the corporation or limited liability company, as the case may be, and their respective stockholders or members, as the case may be, that Buyer and Target combine in order to advance their long-term business interests;

WHEREAS, the Board of Directors of Buyer and the Board of Managers of Merger Sub and Target Members have each approved this Agreement and the merger of Merger Sub with and into Target (the “Merger”), in accordance with the Georgia Limited Liability Company (the “Georgia Act”) and the terms and conditions set forth herein, which Merger will result in, among other things, the surviving company becoming a wholly-owned limited liability company subsidiary of Buyer and the Target Members (as defined below) becoming stockholders of Buyer;

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder;

WHEREAS, the disinterested members of the Board of Directors of Buyer have unanimously approved this Agreement, the Merger and the transactions contemplated hereby, and determined to recommend to its stockholders the Buyer Stockholder Approval (as defined below), and the Nasdaq Stockholder Approval (as defined below), subject to the terms and conditions hereof and in accordance with the provisions of the Georgia Act. The Board of Directors of Buyer has approved the Merger prior to the Target Members (as defined below) becoming stockholders of Buyer;

WHEREAS, as an condition to the willingness of, and an inducement to Target to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, all officers and directors of Buyer and certain of the holders of the outstanding shares of Buyer Common Stock and other securities convertible or exchangeable into Buyer Common Stock listed on Section 8.3(d) of the Buyer Disclosure Memorandum have executed and delivered to Buyer voting agreements in substantially the form of Exhibit 3 (the “Voting Agreements”), pursuant to which they have agreed, among other things, subject to the terms of the Voting Agreements, to vote the shares of Buyer Common Stock and any other voting securities over which such Persons have voting power in favor of any proposal recommended by the Board of Directors of Buyer;

WHEREAS, as an condition to the willingness of, and an inducement to Target to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, all officers and directors of the Buyer and certain of the holders of the outstanding shares of Buyer Common Stock and other securities convertible or exchangeable into Buyer Common Stock listed on Section 8.3(d) of the Buyer Disclosure Memorandum have executed and delivered to Buyer and Target lock-up agreements in substantially the form of Exhibit 4 (the “Lock-Up Agreements”), pursuant to which they have agreed, among other things, for a period of up to three (3) years to the limitations as described therein on the exercise of certain derivative securities or the sale of securities owned by them; and

WHEREAS, as an condition to the willingness of, and an inducement to Target to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company and the Target Members have executed and delivered a Registration Rights Agreement in substantially the form of Exhibit 5 (the “Registration Rights Agreement”), pursuant to which the Company has agreed to register for resale under the Securities Act the shares of Buyer Common Stock issuable upon conversion of the Series E Preferred Stock; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF TRANSACTION

1.1 The Merger.

At the Effective Time (as defined in Section 1.3), in accordance with the Georgia Act and the terms and conditions of this Agreement, Merger Sub shall be merged with and into Target. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and Target, as the surviving limited liability company in the Merger, shall continue its existence under the Georgia Act as a wholly-owned subsidiary of Buyer. Target as the surviving limited liability company after the Merger is hereinafter sometimes referred to as the “Surviving Company.”

1.2 Closing.

Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article 9, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article 7, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (eastern standard time) on a date to be mutually agreed upon by the Parties (the “Closing Date”), but no later than the second Business Day following the satisfaction or waiver (to the extent permitted by Law) of the conditions (excluding the conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of those conditions at Closing) set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Becker & Poliakoff, LLP, 45 Broadway, 8th Floor, New York, New York, unless another place is agreed to in writing by the Parties.

1.3 Effective Time.

Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable the Parties shall cause the Merger to become effective by executing and filing in accordance with the Georgia Act, articles of merger with the Secretary of State of the State of Georgia in substantially the form of Exhibit 6 attached hereto (the “Articles of Merger”), the date and time of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.”

1.4 Effect of the Merger.

At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Georgia Act. It is the express intention of the Parties that upon completion of the Merger, AHC shall be the sole owner of all Membership Interests of the Surviving Company and there shall be no persons entitled to any ownership interests of any kind whatsoever of Target or Surviving Company. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, properties, rights, privileges, immunities, powers and franchises of Target and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

1.5 Articles of Organization and Operating Agreement of Surviving Company.

From and after the Effective Time and without further action on the part of the Parties, the Articles of Organization and Operating Agreement of Target shall be the Articles of Organization and Operating Agreement of the Surviving Company.

1.6 Reserved.

1.7 Conversion of Target Membership Interests, Etc.

At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

(a) Each Membership Interest of Target issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive validly issued, fully paid and non-assessable shares of Series E Preferred Stock; which Series E Preferred Stock shall be convertible into 19.9% (rounded to the nearest whole share of Buyer Common Stock) of the issued and outstanding shares of Buyer Common Stock as of the close of business on the Business Day immediately prior to the Closing Date (the “Merger Consideration”), as described in the Form of Certificate of Designation for Series E Convertible Preferred Stock appearing as Exhibit 1 annexed hereto.

(b) From and after the Effective Time, all Membership Interests of Target Company shall be deemed canceled and shall cease to exist, and each Target Member holding a certificate, representing Membership Interests of AEON (each, a “Target Certificate” and, collectively, the “Target Certificates”) shall cease to have any rights with respect thereto except for the right to receive the Merger Consideration in accordance with Section 1.7(a) or as otherwise set forth herein or under applicable law. The holders of Membership Interests of Target immediately prior to the Effective Time shall be entitled to receive the Merger Consideration into which Membership Interests held by each of them were converted pursuant to this Section 1.7 upon delivery of the certificates representing such Membership Interests.

1.8 No Further Ownership Rights in Membership Interests.

The Merger Consideration to be issued upon the surrender for exchange of Membership Interests in accordance with the terms of this Article 1 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Membership Interests under this Article 1.

1.9 Target Stock Options and Warrants.

At the Effective Time, there shall be no outstanding options or warrants or any other derivative securities or rights of any kind to purchase or acquire Membership Interests of Target.

1.10 Membership Interests of Merger Sub.

All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time, in the aggregate, shall be converted into and become the newly issued membership interests of the Surviving Company, which shall constitute the only outstanding membership interests of the Surviving Company. Target shall become a wholly-owned subsidiary of AHC.

1.11 Reserved.

1.12 Exchange of Certificates.

At Closing, each Target Member shall deliver to Buyer (a) certificates evidencing the Membership Interests in AEON and (b) written evidence whereby each Target Member (i) waives all appraisal or dissenter’s rights, (ii) confirms his or her ownership of the Membership Interests in AEON owned by such Target Member, free and clear of all liens and (iii) confirms that the Target Member understands that Series E Preferred Stock to be delivered to such Target Member are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the securities as principal for his or her own account and not with a view to or for distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, in each case, in a form reasonably satisfactory to Buyer and as a condition precedent to Buyer’s obligation to deliver the Merger Consideration to such Target Member, and (c) the Voting Agreements, in exchange for certificates of Buyer representing the Target Member’s proportionate number of shares of Series E Preferred Stock as set forth on Schedule 1.12.

1.13 No Liability.

Notwithstanding any other provision of this Agreement, none of the Buyer or the Surviving Company shall be liable to a holder of Membership Interests of Target for any Merger Consideration or any amount of cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.14 Taking of Necessary Action; Further Action.

If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Company full right, title and possession of all assets, properties, rights, privileges, powers and franchises of Target and Merger Sub, the officers and managing members of the Surviving Company shall be and are fully authorized and directed, in the name of and on behalf of Target and Merger Sub, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

1.15 Earn-out.

(a) In the event of Buyer Stockholder Approval, within three (3) days after such Buyer Stockholder Approval, Buyer shall issue to the Target Members additional shares of Series E Preferred Stock, which Series E Preferred Stock shall be convertible into an additional 5.0% of the issued and outstanding shares of Buyer Common Stock (rounded to the nearest whole share of Buyer Common Stock) as of the close of business on the Business Day immediately prior to the Closing Date;

(b) In the event AEON achieves at least $16,000,000 in EBITDA for calendar year ending December 31, 2015, then on September 1, 2016, the Buyer shall issue to the Target Members additional shares of the Series E Preferred Stock which shall be convertible into an additional 24% of the issued and outstanding shares of Buyer Common Stock (rounded to the nearest whole share of Buyer Common Stock) as of close of business on the Business Day immediately prior to the Closing Date;

(c) In the event AEON achieves at least $65,900,000 in EBITDA, in the aggregate, for the three (3) calendar years ending December 31, 2016, 2017 and 2018, then, on October 1, 2019, subject to the completion of the audited financial statements of AEON for the calendar year ending December 31, 2018, the Buyer shall issue to the Target Members additional shares of the Series E Preferred Stock which shall be convertible into an additional 36.1% of the issued and outstanding shares of Buyer Common Stock (rounded to the nearest whole share of Buyer Common Stock) as of the close of business on the Business Day immediately prior to the Closing Date; provided, however, that the Buyer shall issue to the Target Members additional shares of the Series E Preferred Stock so that the total number of shares of Buyer Common Stock issuable upon conversion of the Series E Preferred Stock shall equal 85% of the Buyer Common Stock (rounded to the nearest whole share of Buyer Common Stock) on a Fully Diluted Basis; and

(d) In the event AEON achieves at least $100,000,000 in EBITDA , in the aggregate, for the four (4) calendar fiscal years ending December 31, 2019, then within three (3) days following the completion of the audited financial statements for Target for the calendar year ending December 31, 2019, Buyer shall issue to the Target Members additional shares of the Series E Preferred Stock which shall be convertible into such number of shares of Buyer Common Stock which shall equal an additional 5% of the issued and outstanding shares of Buyer Common Stock (rounded to the nearest whole share of Buyer’s Common Stock), on a Fully Diluted Basis in addition to the Series E Preferred Stock issued to Target Members under Section 1.15(a), (b) and (c).

For purposes of calculating EBITDA under this Section, it is understood and agreed that the EBITDA thresholds set forth above shall be subject to adjustment, from time to time, as set forth in this paragraph. The EBITDA thresholds shall not be adjusted for up to any ten percent (10%), in the aggregate, increase or decrease, as the case may be (the “Adjustment Threshold”), of the Centers for Medicare and Medicaid Services (“CMS”) reimbursement rate levels in effect on the date hereof for services that AEON provides to its customers.

The EBITDA thresholds under this Section shall be adjusted up or down, on an annual basis, commencing on December 31, 2015, on a percentage by percentage basis, for each percentage increase or decrease, as the case may be, above the Adjustment Threshold of the CMS reimbursement rate levels in effect on the date hereof for services that AEON provides to its customers.

ARTICLE 2

POST CLOSING MANAGEMENT AND GOVERNING DOCUMENTS

2.1 Officers and Managers of Surviving Company.

Effective at the Effective Time, the executive officers and/or managers of Surviving Company shall be:

Name of Person	Title

Sonny Roshan	Chairman

Richard Hersperger	Chief Executive Officer

2.2 Officers of Buyer.

Effective at the Effective Time, the executive officers of Buyer shall be:

Name of Person	Title

Sonny Roshan	Chairman

Richard Hersperger	Chief Executive Officer

and such other persons as shall be determined by the Buyer’s Board of Directors prior to the Closing Date.

2.3 Board of Directors of Buyer; Managers of the Surviving Company. Subject to Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder, effective at the Effective Time, the Board of Directors of the Buyer and the managers of the Surviving Company shall each include two persons who shall be nominees of the Target Members, to serve for so long as the Series E Preferred Stock is issued and outstanding.

ARTICLE 3

RESERVED

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TARGET

Target hereby represents and warrants to Buyer and Merger Sub that the statements made in this Article 4 are true and correct as of the date hereof, except as set forth in the Target Disclosure Memorandum (it being understood and agreed that any matter disclosed in any section of the Target Disclosure Memorandum will be deemed to be disclosed in any other section of the Target Disclosure Memorandum to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section of this Agreement).

4.1 Organization, Standing, and Power.

Target is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Georgia, and has the limited liability company power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Target is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

4.2 Authority of Target; No Breach By Agreement.

(a) Target has the limited liability company power and authority necessary to execute, deliver, and, other than with respect to consummation of the Merger, perform this Agreement and all other agreements, documents and instruments to be executed by it in connection herewith and with respect to the consummation of the Merger, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary limited liability company action in respect thereof on the part of Target. This Agreement represents a legal, valid, and binding obligation of Target, enforceable against Target in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law.

(b) Neither the execution and delivery of this Agreement by Target, nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the provisions hereof will:

(i) conflict with or result in a breach of any provision of Target’s Operating Agreement or other governing documents of any; (ii) except as disclosed in Section 4.2 of the Target Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Entity under, any material Contract to which a Target Entity is a party or by which a Target Entity or any their properties are bound, or Permit of any Target Entity; or (iii) subject to receipt of the requisite Consents referred to in Section 8.2(e), constitute or result in a Default under, or require any Consent pursuant to, any Law, Order, Permit or Contract applicable to any Target Entity or any of their respective material Assets, except, in the case of clauses (ii) and (iii) above, where such Default or Lien, or the failure to obtain such Consent, is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than such notices, filings or Consents which if not obtained or made, could not reasonably be expected to (A) result in a Target Material Adverse Effect, or (B) impair in any material respect the ability of the Parties to consummate the Merger contemplated hereby on a timely basis, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Target of the Merger and the other transactions contemplated in this Agreement.

4.3 Capitalization of Target.

(a) The Membership Interests constitute the entire outstanding membership interests of Target. Target Members collectively hold all of the issued Membership Interests, and the Membership Interests are held of record by the respective Target Members as set forth on Section 4.3(a) of the Target Disclosure Memorandum.

(b) There are no other equity securities of Target outstanding and no outstanding Equity Rights relating to the capital or economic interests of Target other than the Membership Interests owned by the Target Members set forth on Section 4.3(b) of the Target Disclosure Memorandum. No Person has any Contract or any right or privilege (whether pre-emptive or contractual) granted by Target for the purchase, subscription or issuance of any equity securities of Target.

(c) All of the issued and outstanding Membership Interests of Target were issued in compliance with all applicable federal and state securities Laws.

4.4 Target Subsidiaries.

Section 4.4 of the Target Disclosure Memorandum sets forth each Target Subsidiary (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership). Target owns all of the issued and outstanding shares of capital stock or membership interests of each Target Subsidiary. No capital stock of any Target Subsidiary is or may become required to be issued (other than to Target) by reason of any Equity Rights, and there are no Contracts by which any Target Subsidiary is bound to issue (other than to Target) additional shares of its capital stock or Equity Rights or by which Target is or may be bound to transfer any shares of the capital stock of any Target Subsidiary. There are no Contracts relating to the rights of Target to vote or to dispose of any shares of the capital stock of any Target. All of the shares of capital stock or membership interests, as applicable of each Target Subsidiary held by Target are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Target Subsidiary is incorporated or organized and are owned by Target free and clear of any Lien, except as set forth in Section 4.4 of the Target Disclosure Memorandum. Except as set forth in Section 4.4 of the Target Disclosure Memorandum, each Target Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or formed, and has the corporate or limited liability company power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Target Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Except as set forth on Section 4.4 of the Target Disclosure Memorandum, Target has no other Target Subsidiary.

4.5 Financial Statements and Accounting Controls.

(a) Section 4.5 of the Target Disclosure Memorandum shall contain a true and correct copy of the Target Financial Statements and shall be delivered on or prior to the Closing.

(b) Each of the Target Financial Statements (including, in each case, any related notes) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to the financial statements) and fairly presented or will fairly present in all material respects the consolidated financial position of the Target Entities at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

4.6 Absence of Undisclosed Liabilities.

Except: (i) as reflected or reserved against in the consolidated balance sheet of Target as of December 31, 2014, included in the Target Financial Statements delivered to Buyer on or prior to the Closing or reflected in the notes thereto; (ii) as incurred since December 31, 2014 in the ordinary course of business consistent with past business practice; (iii) for liabilities and obligations incurred under this Agreement or in connection with the transactions contemplated by this Agreement; (iv) for liabilities and obligations disclosed in Section 4.6 of the Target Disclosure Memorandum; (v) for liabilities and obligations incurred under any Contract to which any Target Entity is a party or otherwise bound (other than liabilities or obligations thereunder due as a result of breaches of any such Contract by any Target Entity of the terms set forth therein), and (vi) except for any Liabilities not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, no Target Entity; (x) has incurred any Liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP; (y) is obligated or committed to make any payments or distributions to any Target Affiliate following the Closing.

4.7 Absence of Certain Changes or Events.

Since December 31, 2014, except as disclosed in the Target Financial Statements delivered on or prior to the Closing or as disclosed in Section 4.7 of the Target Disclosure Memorandum and delivered on or prior to the Closing: (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; and (ii) none of the Target Entities has taken any action, or failed to take any action, which action or failure, would reasonably be expected to represent or would result in a material breach or violation of any of the covenants and agreements of Target provided in Sections 7.5, 7.11, 8.2(e) and 8.2(f).

4.8 Tax Matters.

Except as disclosed in Section 4.8 of the Target Disclosure Memorandum, all Target Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed and such Tax Returns are true, correct and complete in all material respects. Except as disclosed in Section 4.8 of the Target Disclosure Memorandum, none of the Target Entities is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of the Target Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Target Entities. Since June 9, 2010 (date of formation), no claim has ever been made in writing by an authority in a jurisdiction where any Target Entity does not file a Tax Return that such Target Entity may be subject to Taxes by that jurisdiction.

(a) None of the Target Entities has received any notice in writing of an assessment or proposed assessment in connection with any material Taxes, and there are no pending disputes, claims, audits or examinations regarding any material Taxes of any Target Entity or the assets of any Target Entity. None of the Target Entities has waived any statute of limitations in respect of any material Taxes or agreed to a material Tax assessment or deficiency.

(b) The unpaid Taxes of each Target Entity: (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Target Entity; and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Target Entities in filing their Tax Returns.

(c) Each Target Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d) None of the Target Entities is a party to any written Tax allocation or sharing agreement and none of the Target Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Target is parent), or as a transferee or successor.

(e) None of the Target Entities has made any payments, is or will be obligated to make any payments (whether as a result of the transactions contemplated by this Agreement or otherwise), or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. None of the Target Entities will be required to include any adjustment in taxable income for any Tax period (or portion thereof) beginning after the Closing Date pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(f) Each of the Target Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(g) No Target Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

4.9 Assets.

Except as disclosed in Section 4.9 of the Target Disclosure Memorandum or as disclosed or reserved against in the Target Financial Statements, the Target Entities have good title, free and clear of all Liens, to all of their respective material Assets required to operate the business of the Target Entities as presently conducted.

4.10 Intellectual Property.

(a) Section 4.10(a) of the Target Disclosure Memorandum contains a complete and accurate list of the Registered Intellectual Property owned by the Target Entities and lists: (i) the record owner of such Registered Intellectual Property; and (ii) the jurisdictions in which such Registered Intellectual Property has been issued or registered, or in which an application for registration or issuance is pending. Except as disclosed in Section 4.10(a) of the Target Disclosure Memorandum, a Target Entity owns each material item of Owned Intellectual Property free and clear of any Lien.

(b) The Target Intellectual Property constitutes all Intellectual Property that is currently used or otherwise exploited by the Target Entities in their business as it is currently conducted and as it relates to the development and commercialization of any Target Product Candidate. Each material item of Registered Intellectual Property owned by the Target Entities is valid and subsisting. Except as disclosed in Section 4.10(b) of the Target Disclosure Memorandum, no material Target Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any respect the use, transfer or licensing thereof by any Target Entity.

(c) To the Knowledge of Target, no Person is infringing or misappropriating, or within the past 3 years has infringed or misappropriated, any material Target Intellectual Property.

(d) No Target Entity has received a written notice from any third party alleging, or an opinion of counsel directed to, and the current conduct of Target’s business and/or the development, manufacture, use, sale, offer for sale, importation or other commercial exploitation, of any Target Product Candidate, does not, infringe (without reference to any research or development exemption therefrom) or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction, except as would not reasonably likely have, individually or in the aggregate, a Target Material Adverse Effect.

(e) The Target Entities have complied in all material respects with all requirements of each applicable Regulatory Authority (including the United States Patent and Trademark Office and foreign counterparts thereof) with respect to the filing and prosecution of the Registered Intellectual Property owned by the Target Entities and material to their respective businesses. Except as disclosed in Section 4.10(e) of the Target Disclosure Memorandum, no Target Entity has received written notice from a third party or has obtained an opinion of counsel addressing any prior art or prior public uses, sales, offers for sale or disclosures which would invalidate any such Registered Intellectual Property (in whole or in part).

(f) The Target Entities have taken reasonable and customary steps to protect the rights of the Target Entities in their material Trade Secrets. All employees of and consultants to the Target Entities with permitted access to material Trade Secrets of the Target Entities are party to written Contracts under which, among other things, each such employee or consultant is obligated to maintain the confidentiality of such Trade Secrets and assign to a Target Entity all Intellectual Property created by such employee or consultant in the scope of employment or consultancy with the Target Entities. All Owned Intellectual Property developed under Contract to the Target Entities has been assigned to a Target Entity or is contractually obligated to be assigned.

4.11 Environmental Matters.

(a) To the Knowledge of Target, each Target Entity is and has been, in compliance in all material respects with all Environmental Laws, except where non-compliance would not reasonably likely have, individually or in the aggregate, a Target Material Adverse Effect.

(b) There is no Litigation pending or, to the Knowledge of Target, threatened before any court, governmental agency, or authority in which any Target Entity is or, with respect to threatened Litigation, may be named as a defendant: (i) for alleged material noncompliance (including by any predecessor) with or Liability under any Environmental Law; or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material by any Target Entity at a site currently or formerly owned, leased, or operated by any Target Entity, except in each case as would not reasonably likely have, individually or in the aggregate, a Target Material Adverse Effect.

(c) To the Knowledge of Target, during the period of any Target Entity’s ownership or operation of any properties, there have been no, releases, discharges, spillages, or disposals of Hazardous Material by any Target Entity and all operations of the Target Entities on any properties previously or currently used, leased or otherwise being operated by any Target Entity to the Knowledge of Target materially comply with all Environmental Laws. Prior to the period of any Target Entity’s ownership or operation of any properties, to the Knowledge of Target, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property and no Target Entity, to the Knowledge of Target, has expressly by Contract or by operation of Law or otherwise, assumed or succeeded to any Liabilities of any predecessors or any other Person related to environmental matters, except as would not reasonably likely have, individually or in the aggregate, a Target Material Adverse Effect.

4.12 Compliance with Laws.

(a) Each Target Entity has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except where the failure to be in effect is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(b) Except as disclosed in Section 4.12(b) of the Target Disclosure Memorandum, none of the Target Entities:

(i) is in Default under any of the provisions of its Operating Agreement or Articles of Formation, certificate of incorporation or bylaws (or other governing instruments) as the case may be;

(ii) is in Default under any Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; or

(iii) since June 9, 2010, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (x) asserting that any Target Entity is not, or may not be, in compliance with any Laws or Orders where such noncompliance is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or (y) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(c) All of the independent contractors, if any, of the Target Entities have and do meet the standards under all Laws (including Treasury Regulations under the Internal Revenue Code and federal and state labor and employment Laws) as independent contractors and no such Person is an employee of any Target Entity under any applicable Law, in each case, except as would not reasonably likely have, individually or in the aggregate, a Target Material Adverse Effect.

(d) Each of the Target Entities is in compliance, in all material respects, with all Laws applicable to the Target Entities, including the Laws and regulations enforced by the Drug Enforcement Agency, the Department of Health and Human Services and its constituent agencies, the FDA, the Centers for Medicare & Medicaid Services, and the Office of Inspector General, including the anti-kickback law (Social Security Act §1128B(b)) and analogous Laws of the various states, the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, the federal False Claims Act (31 U.S.C. § 3729 et seq.), the federal Social Security Act, the federal False Statements Act, the federal Program Fraud Civil Penalties Act, the federal Health Insurance Portability and Accountability Act, and analogous federal and state Laws, the FCPA and the Laws precluding off-label marketing of drugs. None of the Target Entities, to the Knowledge of Target, is under investigation with respect to, nor have the Target Entities been threatened in writing to be charged with or been given written notice of any violation of, any applicable Law.

(e) No representation or warranty is made in this Section 4.12 with respect to compliance with employee benefit or labor laws, laws with respect to Taxes or Environmental Laws, all of which are covered in other sections of this Agreement.

4.13 Labor Relations.

(a) No Target Entity is the subject of any Litigation asserting that it or any other Target Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Target Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Target Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Target’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no material strike, slowdown, lockout or other job action or labor dispute involving any Target Entity pending or, to the Knowledge of Target, threatened and there has been no such actions or disputes in the past five years. To the Knowledge of Target, in the past five years, there has not been any attempt by any Target Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Target Entity.

(b) Target is in compliance in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and to the Knowledge of Target, Target does not currently employ any person who was not permitted to work in the jurisdiction in which such person was employed.

4.14 Employee Benefit Plans.

(a) Target has disclosed in Section 4.14(a) of the Target Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement: (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate; and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Target Entity or ERISA Affiliate has or reasonably would have any material obligation or Liability (collectively, the “Target Benefit Plans”). Any of the Target Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Target ERISA Plan.”

(b) Target has delivered to Buyer prior to the execution of this Agreement: (i) all trust agreements or other funding arrangements for all Employee Benefit Plans; (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS, the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years; (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings); (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years; (v) the most recent summary plan descriptions and any material modifications thereto; and (vi) descriptions of any unwritten Employee Benefit Plan, including a description of any material terms of such plan.

(c) Except as disclosed in Section 4.14(c) of the Target Disclosure Memorandum, each Target Benefit Plan is in compliance in all material respects with the terms of such Target Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code, applicable requirements of ERISA, and with any other applicable Laws. Each Target ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to the Target ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Target ERISA Plan as amended and as administered. Target is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Target has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Target Benefit Plan with applicable Laws. No Target Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Employee Benefit Plan failed to comply with applicable Laws.

(d) There has been no oral or written representation or communication with respect to any aspect of the Target Benefit Plans made to employees of Target which is not in accordance with the written or otherwise preexisting terms and provisions of such Target Benefit Plans. To the Knowledge of Target, neither the Target nor any administrator or fiduciary of any Target Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Target or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Target Benefit Plans other than claims for benefits which are payable in the ordinary course of business and there are no pending or, to the Knowledge of Target, threatened actions, proceedings, prosecutions, inquiries, hearings or investigations against or relating to the assets of any of the trusts under such Target Benefit Plans, the Target Benefit Plan sponsor, Target Benefit Plan administrator, or any fiduciary of any Target Benefit Plan, or otherwise relating to any Target Benefit Plan.

(e) All Target Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Target Benefit Plans are materially correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the Target Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f) To the Knowledge of Target, no “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of Internal Revenue Code) of any Target Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Section 4975(c) of the Internal Revenue Code or Section 406 of ERISA).

(g) Neither Target nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to a plan or arrangement that is: (i) subject to Title IV of ERISA; (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA; (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code; (iv) subject to the minimum funding standards of ERISA Section 302 or Internal Revenue Code Section 412; or (v) a post-termination health or welfare benefit arrangement or plan other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Internal Revenue Code (“COBRA”) or similar state law. No Target Benefit Plan that is a health or welfare benefit plan is self-insured.

(h) Except as disclosed in Section 4.14(h) of the Target Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any material payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Target Entity from any Target Entity under any Target Benefit Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Target Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(i) Each Target Benefit Plan may be amended, terminated, modified, or otherwise revised by Buyer, on or after the Closing, without further liability to Target or Buyer. .

4.15 Material Contracts.

(a) Section 4.15(a) of the Disclosure Schedules lists the Target Material Contracts.

(b) Each Target Material Contract is valid and binding on Target in accordance with its terms and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not reasonably likely have, individually or in the aggregate, a Target Material Adverse Effect. None of Target or, to Target’s Knowledge, any other party to the Target Material Contract is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Target Material Contract and no event or circumstance has occurred or, to Target’s Knowledge, will occur (including the execution of this Agreement and the consummation of the transactions contemplated herein) that, with notice or lapse of time or both, would constitute an event of default under any Target Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Target Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

4.16 Legal Proceedings.

Except as set forth in Section 4.16 of the Target Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Target, threatened against any Target Entity, or against any director, officer or employee in their capacities as such, nor are there any material Orders outstanding against any Target Entity: (i) which involves, or is reasonably likely to involve, an amount in controversy in excess of $200,000 or $400,000 in the aggregate; (ii) which seeks material injunctive relief; or (iii) which is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

4.17 Statements Promised for Use by Buyer True and Correct.

(a) The statements, certificates, instruments and other writings furnished or to be furnished by the Target Entities or any Affiliate thereof to Buyer pursuant to this Agreement and the other documents, agreements and instruments referred to herein do not contain and will not contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information provided by Target or the Target Members included in the First Proxy Statement and the Second Proxy Statement to be mailed to Buyer’s stockholders in connection with the First Stockholders’ Meeting and the Second Stockholders’ Meeting, as the case may be, or Nasdaq in connection with the transactions contemplated hereby that is supplied by any Target Entity or any Affiliate thereof for inclusion, will, at the respective time such documents are filed, and with respect to the First Proxy Statement and Second Proxy Statement, when each is first mailed to the stockholders of Buyer, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the First Proxy Statement (or any amendment thereof or supplement thereto) and the Second Proxy Statement (or any amendment thereof or supplement thereto), at the time of the First Stockholders’ Meeting and the Second Stockholders’ Meeting, as the case may be, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading.

4.18 State Takeover Laws.

Each Target Entity has taken all necessary action to exempt the transactions contemplated by this Agreement and the Voting Agreements from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, including Section 14-2-1132 of the Georgia Act. Each of the Target Members has waived any rights to appraisal or dissenters’ rights under the Georgia Act and all applicable Laws.

4.19 Real Property.

Section 4.19 of the Target Disclosure Memorandum sets forth a complete list of all real property leased by the Target Entities as of the date hereof (“Target Leased Real Property”). A copy of the lease for each Target Leased Real Property (individually a “Target Lease” and collectively the “Target Leases”) has been provided to Buyer prior to execution of this Agreement or has been delivered or made available to Buyer. With respect to each Target Lease: (i) such Target Lease is legal, valid, and binding on the Target Entity party thereto, and, to the Knowledge of Target, each other Person party thereto, and is enforceable and in full force and effect and fully and accurately reflects all material economic terms of the parties to the Target Lease; (ii) except as set forth on Section 4.19 of the Target Disclosure Memorandum, the transactions contemplated by this Agreement do not require the consent of any other party to such Target Lease, will not result in a breach of or default under such Target Lease, or otherwise cause such Target Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; and (iii) no Target Entity nor, to the Knowledge of Target, any other party to a Target Lease is in material Default under such Lease, and, to the Knowledge of Target, no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material Default, or permit the termination, material modification or acceleration of rent under such Target Lease. No Target Entity (i) owns, or since June 9, 2010, has owned any real property or (ii) has guaranteed payment of any purchase price or rent for any real property or (iii) is obligated to purchase or rent any real property, other than under the Target Leases.

4.20 Insurance.

(a) Prior to execution of this Agreement, Target has provided or made available to Buyer true, correct and complete copies of its director and officer and employee and officer insurance policies, all general liability property and casualty and all other policies of insurance to which any Target Entity is a party or is a beneficiary or named insured.

(b) Excluding insurance policies that have expired and been replaced in the ordinary course of business, as of the date hereof, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Target Entities during the period of one year prior to the date hereof. As of the date hereof, and as of the Closing, no event has occurred, including the failure by any Target Entity to give any written notice or information or by giving any inaccurate or erroneous written notice or information, which materially limits or impairs the rights of the Target Entities under any such excess Liability or protection and indemnity insurance policies.

4.21 Foreign Corrupt Practices and International Trade Sanctions.

No Target Entity, nor to the Knowledge of Target, any of their respective directors, officers or employees has, in connection with the operation of their respective businesses: (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other similar applicable foreign, federal or state Law; (b) paid, accepted or received any unlawful contribution, payment, expenditure or gift; or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

4.22 Commercial Relationships.

Except as disclosed in Section 4.22 of the Target Disclosure Memorandum, none of the Target Entity’s material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship related to any Target Material Contract with any Target Entity or has, during the 12 months preceding the date of this Agreement or materially adversely altered its relationship with any Target Entity. To the Knowledge of Target, Target has not received any written threat or notice from any such entity, to terminate, cancel or otherwise materially adversely modify any Target Material Contract with the Target Entities.

4.23 Brokers and Finders.

No broker, finder or investment banker or any other Person is entitled to any brokerage, finder’s or other fee or commission or other type of payment or consideration from any Target Entity in connection with this Agreement or the transactions contemplated hereby.

4.24 No Other Representations or Warranties.

Except for the representations and warranties made by Target in this Article 4 or pursuant to the certificates to be delivered pursuant to the terms set forth herein, neither Target nor any other Person makes any representation or warranty with respect to the Target Entities or any other Person or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth in the Buyer Disclosure Memorandum (it being understood and agreed that any matter disclosed in any section of the Buyer Disclosure Memorandum will be deemed to be disclosed in any other section of the Buyer Disclosure Memorandum to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section), Buyer and Merger Sub hereby, jointly and severally, represent and warrant to Target as follows:

5.1 Organization, Standing, and Power.

Buyer is a corporation, duly incorporated and validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Buyer is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Merger Sub is a limited liability company, duly incorporated and validly existing, and in good standing under the Laws of the State of Georgia.

5.2 Authority; No Breach By Agreement.

(a) Each of Buyer and Merger Sub has the corporate or limited liability company, as applicable, power and authority necessary to execute, deliver, and, other than with respect to consummation of the Merger, perform this Agreement and all other agreements, documents and instruments to be executed by it in connection herewith and with respect to the consummation of the Merger, to perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate or limited liability company action in respect thereof on the part of Buyer and Merger Sub, as applicable. This Agreement represents a legal, valid, and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law.

(b) Neither the execution and delivery of this Agreement by Buyer and Merger Sub, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby, nor compliance by Buyer and Merger Sub with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of Buyer’s or Merger Sub’s certificate of incorporation or bylaws or the certificate or articles of incorporation or bylaws or other governing documents of any Buyer Subsidiary; (ii) except as disclosed in Section 5.2 of the Buyer’s Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any material Contract to which a Buyer Entity is a party or by which a Buyer Entity or any their properties are bound, or Permit of any Buyer Entity; or (iii) subject to receipt of the requisite Consents referred to in Section 8.3(g), constitute or result in a Default under, or require any Consent pursuant to, any Law, Order, Permit or Contract applicable to any Buyer Entity or any of their respective material Assets, except, in the case of clauses (ii) and (iii) above, where such Default or Lien, or the failure to obtain such Consent, is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of Nasdaq, and other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated in this Agreement.

(d) The Board of Directors of Buyer and the Board of Managers of Merger Sub has, at meetings duly called and held, by unanimous vote of their respective disinterested directors or managers entitled to vote, as the case may be: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Buyer and its stockholders; (iii) in the case of the Board of Directors of the Buyer, resolved to recommend to the Buyer stockholders (A) the Nasdaq Stockholder Approval, (B) the Buyer Stockholder Approval and the other transactions contemplated hereby, (C) the approval and adoption of this Agreement, and (D) the issuance (or conversion) of the Series E Preferred Stock as contemplated herein; and (iv) resolved that any applicable “takeover” statute, regulation or law be rendered inapplicable to the transactions contemplated hereby, including, without limitation, the Merger.

5.3 Capital Stock.

(a) The capitalization of the Buyer is as set forth in Section 5.3(a) of the Buyers Disclosure Memorandum. Except as disclosed in Section 5.3(a) (i) of the Buyer’s Disclosure Memorandum, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as disclosed in Section 5.3(a) (ii) of the Buyers’ Disclosure Memorandum, there are no outstanding options, warrants, restricted stock units, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Buyer Common Stock or Common Stock Equivalents, or binding written contracts by which the Buyer is bound to issue additional shares of its Common Stock or Common Stock Equivalents. The issuance of the Merger Consideration will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Target Members) pursuant to this Agreement and the Transaction Documents and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Buyer directly owns all the issued and outstanding equity interests of Merger Sub free and clear of any Liens, and there are no outstanding options, warrants, restricted stock units, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any equity interests of Merger Sub, or binding written contracts by which the Buyer or Merger Sub is bound to issue additional equity interests or securities convertible into equity interests of Merger Sub.

(b) Except as disclosed in (i) Section 5.3(a) of the Buyer Disclosure Memorandum there are no shares of capital stock or other equity securities of Buyer or Merger Sub outstanding and no outstanding Equity Rights relating to the capital stock of Buyer or equity interests of Merger Sub, in each case as of the date of this Agreement.

(c) All of the issued and outstanding shares of capital stock of Buyer and equity interests of Merger Sub were issued in compliance with all applicable federal and state securities Laws.

(d) All shares of Series E Preferred Stock and Buyer Common Stock issued upon conversion thereof, will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or similar rights and were or will be issued in compliance in all material respects with all applicable federal and state securities laws.

5.4 Buyer Subsidiaries.

Buyer or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Buyer Subsidiary. Merger Sub has no Subsidiaries. No capital stock (or other equity interest) of any Buyer Subsidiary is or may become required to be issued (other than to another Buyer Entity) by reason of any Equity Rights, and there are no Contracts by which any Buyer Subsidiary is bound to issue (other than to another Buyer Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Buyer Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Buyer Subsidiary (other than to another Buyer Entity). There are no Contracts relating to the rights of any Buyer Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Buyer Subsidiary. All of the shares of capital stock (or other equity interests) of each Buyer Subsidiary held by a Buyer Entity are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Buyer Entity free and clear of any Lien. Each Buyer Subsidiary is a corporation, limited liability company, limited partnership, or limited liability partnership, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Buyer Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.5 SEC Filings; Financial Statements.

(a) Buyer has filed and made available to Target (including through the Electronic Data, Gathering, Analysis and Recovery database of the SEC) all SEC Reports required to be filed by Buyer since January 1, 2011. The Buyer SEC Reports: (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws; and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading.

(b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Closing, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Buyer maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that has been designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Buyer maintains a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) necessary in order for the chief executive officer and chief financial officer of Buyer to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. Buyer’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Buyer required under the Exchange Act with respect to such reports.

(e) Since January 1, 2011, Buyer has not received any oral or written notification of: (i) any “reportable condition”; or (ii) any “material weakness” in Buyer’s internal control over financial reporting. The terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(f) Buyer has provided Target copies of all material correspondence sent to or received from the SEC by Buyer or its Subsidiaries or their respective counsel or accountants since January 1, 2011. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to Buyer SEC Reports.

5.6 Absence of Undisclosed Liabilities.

Except: (i) as reflected or reserved against in the consolidated balance sheet of Buyer as of June 30, 2015, included in the Buyer Financial Statements prior to the date of this Agreement or reflected in the notes thereto; (ii) as incurred since June 30, 2015 in the ordinary course of business consistent with past business practice; (iii) for liabilities and obligations incurred under this Agreement or in connection with the transactions contemplated by this Agreement; (iv) for liabilities and obligations incurred under any Contract to which any Buyer Entity is a party or otherwise bound (other than liabilities or obligations thereunder due as a result of breaches of any such Contract by any Buyer Entity of the terms set forth therein), and (v) except for any Liabilities not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no Buyer Entity; (x) has incurred any Liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, or (y) is obligated or committed to make any payments or distributions to any Affiliate following the Closing.

5.7 Absence of Certain Changes or Events.

Since June 30, 2015, except as disclosed in the Buyer Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Buyer Disclosure Memorandum: (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect; and (ii) none of the Buyer Entities has taken any action, or failed to take any action, which action or failure, would reasonably be expected to represent or would result in a material breach or violation of any of the covenants and agreements of Buyer provided in Sections 7.2, 7.5, 7.11, and 8.3(g).

5.8 Tax Matters.

Except as disclosed in Section 5.8 of the Buyer Disclosure Memorandum:

(a) All Buyer Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed and such Tax Returns are true, correct and complete in all material respects. None of the Buyer Entities is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of the Buyer Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Buyer Entities. Since January 1, 2011, no claim has ever been made in writing by an authority in a jurisdiction where any Buyer Entity does not file a Tax Return that such Buyer Entity may be subject to Taxes by that jurisdiction.

(b) None of the Buyer Entities has received any notice in writing of an assessment or proposed assessment in connection with any material Taxes, and there are no pending disputes, claims, audits or examinations regarding any material Taxes of any Buyer Entity or the assets of any Buyer Entity. None of the Buyer Entities has waived any statute of limitations in respect of any material Taxes or agreed to a material Tax assessment or deficiency.

(c) The unpaid material Taxes of each Buyer Entity: (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (or in any notes thereto) for such Buyer Entity; and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Buyer Entities in filing their Tax Returns.

(d) Each Buyer Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code.

(e) None of the Buyer Entities is a party to any written Tax allocation or sharing agreement and none of the Buyer Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Buyer is parent), or as a transferee or successor.

(f) None of the Buyer Entities has made any payments, is or will be obligated to make any payments (whether as a result of the transactions contemplated by this Agreement or otherwise), or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. None of the Buyer Entities will be required to include any adjustment in taxable income for any Tax period (or portion thereof) beginning after the Closing Date pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Buyer Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement, after giving effect to (i) the Lock-up Agreements and (ii) the implementation by Buyer of a limitation in its Certificate of Incorporation to prevent transfers of any shares of Buyers Common Stock (or derivative securities) to holders of Buyers Common stock who are, or could become upon any sale or transfer the owner of, either directly or indirectly, more than 4.99% of the Buyers Common Stock.

(g) Each of the Buyer Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(h) No Buyer Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9 Assets.

Except as disclosed in the Buyer Disclosure Memorandum or reserved against in the Buyer Financial Statements included in the Buyer SEC Reports, the Buyer Entities have good title, free and clear of all Liens, to all of their respective material Assets required to operate the business of the Buyer Entities as presently conducted.

5.10 Intellectual Property.

(a) Section 5.10(a) of the Buyer Disclosure Memorandum contains a complete and accurate list of the Registered Intellectual Property owned by the Buyer Entities and lists: (i) the record owner of such Registered Intellectual Property; and (ii) the jurisdictions in which such Registered Intellectual Property has been issued or registered, or in which an application for registration or issuance is pending. Except as disclosed in Section 5.10(a) of the Buyer Disclosure Memorandum, a Buyer Entity owns each material item of Owned Intellectual Property free and clear of any Lien.

(b) The Buyer Intellectual Property constitutes all Intellectual Property that is currently used or otherwise exploited by the Buyer Entities in their business as it is currently conducted and as it relates to the development and commercialization of any Buyer Product Candidate. Each material item of Registered Intellectual Property owned by the Buyer Entities is valid and subsisting. Except as disclosed in Section 5.10(b) of the Buyer Disclosure Memorandum, no material Buyer Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any respect the use, transfer or licensing thereof by any Buyer Entity.

(c) Except as disclosed in Section 5.10(c) of the Buyer Disclosure Memorandum, to the Knowledge of Buyer, no Person is infringing or misappropriating, or within the past three (3) years has infringed or misappropriated, any material Buyer Intellectual Property.

(d) Except as disclosed in Section 5.10(c) of the Buyer Disclosure Memorandum, no Buyer Entity has received a written notice from any third party alleging, or an opinion of counsel directed to, and the current conduct of Buyer’s business and/or the development, manufacture, use, sale, offer for sale, importation or other commercial exploitation, of any Buyer Product Candidate, does not, infringe (without reference to any research or development exemption therefrom) or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction, except as would not reasonably likely have, individually or in the aggregate, a Buyer Material Adverse Effect.

(e) The Buyer Entities have complied in all material respects with all requirements of each applicable Regulatory Authority (including the United States Patent and Trademark Office and foreign counterparts thereof) with respect to the filing and prosecution of the Registered Intellectual Property owned by the Buyer Entities and material to their respective businesses. Except as disclosed in Section 5.10(e) of the Buyer Disclosure Memorandum, no Buyer Entity has received written notice from a third party or has obtained an opinion of counsel addressing any prior art or prior public uses, sales, offers for sale or disclosures which would invalidate any such Registered Intellectual Property (in whole or in part).

(f) The Buyer Entities have taken reasonable and customary steps to protect the rights of the Buyer Entities in their material Trade Secrets. All employees of and consultants to the Buyer Entities with permitted access to material Trade Secrets of the Buyer Entities are party to written Contracts under which, among other things, each such employee or consultant is obligated to maintain the confidentiality of such Trade Secrets and assign to a Buyer Entity all Intellectual Property created by such employee or consultant in the scope of employment or consultancy with the Buyer Entities. All Owned Intellectual Property developed under Contract to the Buyer Entities has been assigned to a Buyer Entity or is contractually obligated to be assigned.

5.11 Environmental Matters.

(a) To the Knowledge of Buyer, each Buyer Entity is and has been, in compliance in all material respects with all Environmental Laws, except where non-compliance would not reasonably likely have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) There is no Litigation pending or, to the Knowledge of Buyer, threatened before any court, governmental agency, or authority in which any Buyer Entity is or, with respect to threatened Litigation, may be named as a defendant: (i) for alleged material noncompliance (including by any predecessor) with or Liability under any Environmental Law; or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material by any Buyer Entity at a site currently or formerly owned, leased, or operated by any Buyer Entity, except in each case, as would not reasonably likely have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c) To the Knowledge of Buyer, during the period of any Buyer Entity’s ownership or operation of any properties, there have been no releases, discharges, spillages, or disposals of Hazardous Material by any Buyer Entity and all operations of the Buyer Entities on any properties previously or currently used, leased or otherwise being operated by any Buyer Entity to the Knowledge of Buyer materially comply with all Environmental Laws. Prior to the period of any Buyer Entity’s ownership or operation of any properties, to the Knowledge of Buyer, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property and no Buyer Entity, to the Knowledge of Buyer, has expressly by Contract or by operation of Law or otherwise, assumed or succeeded to any Liabilities of any predecessors or any other Person related to environmental matters, except as would not reasonably likely have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.12 Compliance with Laws.

Except as disclosed in Section 5.12 of the Buyer Disclosure Memorandum, each Buyer Entity has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except where the failure to be in effect is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Except as disclosed in Section 5.12 of the Buyer Disclosure Memorandum, none of the Buyer Entities:

(a) is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect; or

(c) since January 11, 2011, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Buyer Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect or (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d) All of the independent contractors, if any, of the Buyer Entities have and do meet the standards under all Laws (including Treasury Regulations under the Internal Revenue Code and federal and state labor and employment Laws) as independent contractors and no such Person is an employee of any Buyer Entity under any applicable Law, in each case, except as would not reasonably likely have, individually or in the aggregate, a Buyer Material Adverse Effect.

(e) Each of the Buyer Entities is in compliance, in all material respects, with all Laws applicable to the Buyer Entities, including the Laws and regulations enforced by the Drug Enforcement Agency, the Department of Health and Human Services and its constituent agencies, the FDA, the Centers for Medicare & Medicaid Services, and the Office of Inspector General, including the anti-kickback law (Social Security Act §1128B(b)) and analogous Laws of the various states, the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, the federal False Claims Act (31 U.S.C. § 3729 et seq.), the federal Social Security Act, the federal False Statements Act, the federal Program Fraud Civil Penalties Act, the federal Health Insurance Portability and Accountability Act, and analogous federal and state Laws, the FCPA and the Laws precluding off-label marketing of drugs. None of the Buyer Entities, to the Knowledge of Buyer, is under investigation with respect to, nor have the Buyer Entities been threatened in writing to be charged with or been given written notice of any violation of, any applicable Law.

(f) No representation or warranty is made in this Section 5.12 with respect to compliance with employee benefit or labor laws, laws with respect to Taxes or Environmental Laws, all of which are covered in other sections of this Agreement.

5.13 Labor Relations.

(a) No Buyer Entity is the subject of any Litigation asserting that it or any other Buyer Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Buyer Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Buyer Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Buyer’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no material strike, slowdown, lockout or other job action or labor dispute involving any Buyer Entity pending or, to the Knowledge of Buyer, threatened and there has been no such actions or disputes in the past five (5) years. To the Knowledge of Buyer, since January 1, 2011, there has not been any attempt by any Buyer Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Buyer Entity.

(b) Buyer is in compliance in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and to the Knowledge of Buyer, Buyer does not currently employ any person who was not permitted to work in the jurisdiction in which such person was employed.

5.14 Employee Benefit Plans.

(a) Buyer has disclosed in Section 5.14 (a) of the Buyer Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement: (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Buyer Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate; and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Buyer Entity or ERISA Affiliate has or reasonably would have any material obligation or Liability (collectively, the “Buyer Benefit Plans”). Any of the Buyer Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Buyer ERISA Plan.”

(b) Buyer has delivered to Buyer prior to the execution of this Agreement: (i) all trust agreements or other funding arrangements for all Employee Benefit Plans; (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS, the DOL or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three (3) calendar years; (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings); (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three (3) preceding plan years; (v) the most recent summary plan descriptions and any material modifications thereto; and (vi) descriptions of any unwritten Employee Benefit Plan, including a description of any material terms of such plan.

(c) Except as disclosed in Section 5.14(c) of the Buyer Disclosure Memorandum, each Buyer Benefit Plan is in compliance in all material respects with the terms of such Buyer Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code, applicable requirements of ERISA, and with any other applicable Laws. Each Buyer ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to the Buyer ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Buyer ERISA Plan as amended and as administered. Buyer is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Buyer has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Buyer Benefit Plan with applicable Laws. No Buyer Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Employee Benefit Plan failed to comply with applicable Laws.

(d) There has been no oral or written representation or communication with respect to any aspect of the Buyer Benefit Plans made to employees of Buyer which is not in accordance with the written or otherwise preexisting terms and provisions of such Buyer Benefit Plans. To the Knowledge of Buyer, neither the Buyer nor any administrator or fiduciary of any Buyer Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Buyer or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Buyer Benefit Plans other than claims for benefits which are payable in the ordinary course of business and there are no pending or, to the Knowledge of Buyer, threatened actions, proceedings, prosecutions, inquiries, hearings or investigations against or relating to the assets of any of the trusts under such Buyer Benefit Plans, the Buyer Benefit Plan sponsor, Buyer Benefit Plan administrator, or any fiduciary of any Buyer Benefit Plan, or otherwise relating to any Buyer Benefit Plan.

(e) All Buyer Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Buyer Benefit Plans are materially correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the Buyer Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f) To the Knowledge of Buyer, no “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of Internal Revenue Code) of any Buyer Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Section 4975(c) of the Internal Revenue Code or Section 406 of ERISA).

(g) Neither Buyer nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to a plan or arrangement that is: (i) subject to Title IV of ERISA; (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA; (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code; (iv) subject to the minimum funding standards of ERISA Section 302 or Internal Revenue Code Section 412; or (v) a post-termination health or welfare benefit arrangement or plan other than as required by COBRA or similar state law. No Buyer Benefit Plan that is a health or welfare benefit plan is self-insured.

(h) Except as disclosed in Section 5.14(h) of the Buyer Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any material payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Buyer Entity from any Buyer Entity under any Buyer Benefit Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Buyer Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(i) Except as disclosed in Section 5.14 (i) of the Buyer Disclosure Memorandum, each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2011 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and no nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after December 31, 2014. Each Buyer Option was originally granted with an exercise price that the Board of Directors of Buyer in good faith, based on a reasonable valuation method, determined to be equal to the fair market value of a Buyer Common Stock.

5.15 Material Contracts.

Except as disclosed in Section 5.15 of the Buyer Disclosure Memorandum or otherwise reflected in the Buyer Financial Statements, none of the Buyer Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under any Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Buyer with the SEC as of the date of this Agreement that has not been filed as an exhibit to Buyer’s Form 10-K filed for the fiscal year ended June 30, 2015, or in a subsequent SEC Document (together with all Contracts referred to in Section 5.15 of the Buyer Disclosure Memorandum, the “Buyer Contracts”). Except as disclosed in Section 5.15 of the Buyer Disclosure Memorandum, with respect to each Buyer Contract: (A) the Contract is in full force and effect; (B) no Buyer Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect; (C) no Buyer Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Buyer, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or has repudiated or waived any material provision thereunder. Except as disclosed in the Buyer Disclosure Memorandum, all of the indebtedness of any Buyer Entity for money borrowed is prepayable at any time by such Buyer Entity without penalty or premium. Complete and correct copies of all Buyer Contracts have been made available to Target.

5.16 Legal Proceedings.

Except as set forth in Section 5.16 of the Buyer Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened against any Buyer Entity, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any material Orders outstanding against any Buyer Entity: (i) which involves, or is reasonably likely to involve, an amount in controversy in excess of $200,000 included or $400,000 in the aggregate; (ii) which seeks material injunctive relief; or (iii) which is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.17 Statements True and Correct.

(a) The statements, certificates, instruments and other writings furnished or to be furnished by the Buyer Entities or any Affiliate thereof to Target pursuant to this Agreement and the other documents, agreements and instruments referred to herein do not contain and will not contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information included in the First Proxy Statement and the Second Proxy Statement, to be mailed to Buyer’s stockholders in connection with the First Stockholders’ Meeting and the Second Stockholders’ Meeting, as the case may be, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby that is supplied by any Buyer Entity or any Affiliate thereof, will, at the respective time such documents are filed, and with respect to the First Proxy Statement and the Second Proxy

Statement, as the case may be, when each is first mailed to the stockholders of Buyer, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the First Proxy Statement (or any amendment thereof or supplement thereto) or the Second Proxy Statement (or any amendment thereof or supplement thereto), as the case may be, at the time of the First Stockholders’ Meeting and the Second Stockholders’ Meeting, as the case may be, will contain an untrue statement of material fact, or omit to state any material fact necessary to make the statements therein not misleading. The Proxy Statement (and any amendment or supplement thereto) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and, subject to Section 7.2(d) of this Agreement, the First Proxy Statement will include a recommendation by the Board of Directors of Buyer to approve the Nasdaq Stockholder Approval and as may be required by the Nasdaq Stock Market and the Second Proxy Statement will include a recommendation by the Board of Directors of Buyer to approve the Buyer Stockholder Approval.

(c) All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.18 Regulatory Matters.

No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.3(f) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.19 Brokers and Finders.

Except for payments payable to Buyer Financial Advisor for a fairness opinion and except as otherwise stated on section 5.19 of the Buyer Disclosure Memorandum, no broker, finder or investment banker or any other Person is entitled to any brokerage, finder’s or other fee or commission from any Buyer Entity in connection with this Agreement or the transactions contemplated hereby.

5.20 Investment Company.

Neither Buyer nor any of its Subsidiaries is, and neither is required to be registered as, an “investment company” under the Investment Company Act of 1940.

5.21 Real Property.

Section 5.21 of the Buyer Disclosure Memorandum sets forth a complete list of all real property leased by the Buyer Entities as of the date hereof (“Buyer Leased Real Property”). A copy of the lease for each Buyer Leased Real Property (individually, a “Buyer Lease” and collectively, the “Buyer Leases”) has been provided to Target prior to execution of this Agreement or has been delivered or made available to Target. With respect to each Buyer Lease: (i) such Buyer Lease is legal, valid, and binding on the Buyer Entity party thereto, and, to the Knowledge of Buyer, each other Person party thereto, and is enforceable and in full force and effect; (ii) except as set forth on Section 5.21 of the Buyer Disclosure Memorandum, the transactions contemplated by this Agreement do not require the consent of any other party to such Buyer Lease, will not result in a breach of or default under such Buyer Lease, or otherwise cause such Buyer Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; and (iii) no Buyer Entity nor, to the Knowledge of Buyer, any other party to a Buyer Lease is in material Default under such Buyer Lease, and, to the Knowledge of Buyer, no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material Default, or permit the termination, material modification or acceleration of rent under such Buyer Lease. No Buyer Entity (i) owns, or since January 1, 2011, has owned, any real property, (ii) has guaranteed payment of any purchase price or rent for any real property, or (iii) is obligated to purchase or rent any real property, other than under the Buyer Leases.

5.22 Insurance.

(a) Prior to execution of this Agreement, Buyer has provided or made available to Target true, correct and complete copies of its director and officer and employee and officer insurance policies, all general liability property and casualty and all other policies of insurance to which any Buyer Entity is a party or is a beneficiary or named insured.

(b) Excluding insurance policies that have expired and been replaced in the ordinary course of business, as of the date hereof, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Buyer Entities during the period of one year prior to the date hereof. As of the date hereof, and as of the Closing, no event has occurred, including the failure by any Buyer Entity to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Buyer Entities under any such excess Liability or protection and indemnity insurance policies. The Buyer Entities currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer organizations.

5.23 Foreign Corrupt Practices and International Trade Sanctions.

No Buyer Entity, nor to the Knowledge of Buyer, any of their respective directors, officers or employees has, in connection with the operation of their respective businesses: (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the FCPA, or any other similar applicable foreign, federal or state Law; (b) paid, accepted or received any unlawful contribution, payment, expenditure or gift; or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

5.24 Commercial Relationships.

Except as disclosed in Section 5.24 of the Buyer Disclosure Memorandum, none of the Buyer Entity’s material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with any Buyer Entity or has, during the twelve (12) months preceding the date of this Agreement, materially adversely altered its relationship with any Buyer Entity. To the Knowledge of Buyer, Buyer has not received any written threat or notice from any such entity, to terminate, cancel or otherwise materially adversely modify its relationship with the Buyer Entities.

5.25 Interim Operations of Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

5.26 No Other Representations or Warranties.

Except for the representations and warranties made by Buyer in this Article 5 or pursuant to the certificates to be delivered pursuant to the terms set forth herein, neither Buyer nor any other Person makes any representation or warranty with respect to the Buyer Entities or any other Person or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Target) or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 9 (such period being hereinafter referred to as the “Interim Period”), unless the prior written consent of Buyer shall have been obtained (which consent shall not be unreasonably withheld or delayed), and except as otherwise expressly contemplated herein, Target shall, and shall cause each of the Target Entities to: (a) operate its business only in the ordinary course; (b) use its commercially reasonable efforts to preserve intact its business organization and material Assets, intellectual property and franchises; and (c) notify Buyer promptly after receipt of any material communication between Target and any Regulatory Authority. Except as expressly permitted by this Agreement or as set forth below, none of the Target Entities, shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(a) take any action which would reasonably be likely to: (A) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby; (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; or (C) result in a change of the business operations of Target as operated on the date of this Agreement and as reflected in Target’s Financial Statements.

(b) distribute any Asset except as described on Schedule 6.1 of Target Disclosure Memorandum;

(c) amend the operating agreement, certificate of formation, certificate or articles of incorporation, bylaws or other governing instruments of any Target Entity;

(d) terminate or allow to lapse, or modify in any material respect, any insurance policy;

(e) adopt a plan of complete or partial liquidation with respect to Target or resolutions providing for or authorizing such a liquidation;

(f) amend or modify or agree to amend or modify the terms of any Target Material Contract;

(g) enter into any oral or written agreement or understanding, or contract creating any obligations or commitment with an Affiliate of Target or Target Members; or

(h) authorize any of, or commit or agree to take any of, the foregoing actions.

6.2 Covenants of Buyer.

During the Interim Period, unless the prior written consent of Target shall have been obtained (which consent shall not be unreasonably withheld or delayed), and except as otherwise expressly contemplated herein, Buyer shall, and shall cause each Buyer Subsidiary to: (a) operate its business only in the ordinary course; (b) use its commercially reasonable efforts to preserve intact its business organization and material Assets, intellectual property and franchises; and (c) notify Target promptly after receipt of any material communication between Buyer and any Regulatory Authority). Except as expressly permitted by this Agreement or as set forth below, neither Buyer nor any Buyer Subsidiary, shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Target:

(a) (i) take no action which would reasonably be likely to: (A) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby; (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; (C) result in a change of the business operations of Buyer as operated on the date of this Agreement as reflected in Buyer’s Financial Statements;

(b) distribute any Asset other than required payments or dividends under Buyer’s Series B and Series D Preferred Stock;

(c) other than to create the Series E Preferred Stock issuable to the Target Members under the terms of this Agreement, (i) amend its organizational documents; (ii) other than make payments of dividends under its issued and outstanding Series B and Series D Preferred Stock declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to Buyer Common Stock; or (iii) repurchase, redeem or otherwise acquire or exchange (other than in the ordinary course under employee benefit plans or agreements), directly or indirectly, any shares or any securities convertible into any shares, of the capital stock of Buyer;

(d) adopt a plan of complete or partial liquidation with respect to Buyer or resolutions providing for or authorizing such a liquidation or a dissolution;

(e) acquire any Assets or other businesses outside of the ordinary course of business utilizing existing balance sheet cash or cash equivalents as reflected on the Buyers Financial Statements;

(f) amend or modify or agree to amend or modify the terms of any Buyer Contract;

(g) enter into any oral or written agreement or understanding, or contract creating any obligations or commitment with an Affiliate of Buyer; or

(h) authorize any of, or commit or agree to take any of, the foregoing actions.

6.3 Adverse Changes in Condition.

Each Party agrees to promptly notify the other Party upon becoming aware of any material developments in its business and the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that: (a) is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable; or (b) would reasonably be likely to cause the conditions in Article 8 to fail to be satisfied, and to use its commercially reasonable efforts to prevent or promptly to remedy the same. The delivery of notice pursuant to this Section 6.3 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice. Except as otherwise provided in such notice, the delivery of any such notice shall not be deemed an admission or an acknowledgement (x) that the subject matter of such notice is material or reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or is outside of the ordinary course of business or inconsistent with past practices or (y) that there has occurred an actual or anticipatory breach of, or failure to comply with or satisfy, any representation, warranty, covenant, condition or agreement.

6.4 No Control of Other Party’s Business; Other Actions.

Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct any of the Target Entities’ operations prior to the Effective Time. Prior to the Effective Time, the Target Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Proxy Statements; Nasdaq Stockholder Approval; Buyer Stockholder Approval.

(a) Following the Closing, as soon as reasonably practicable, but in no event to exceed 30 days after the Closing (subject to the Target providing Buyer necessary information in a timely manner), Buyer shall prepare and file with the SEC an initial Proxy Statement and mail such initial Proxy Statement to its stockholders in connection with the First Stockholders’ Meeting (the “First Proxy Statement”). As soon as reasonably practicable following the First Stockholders’ Meeting, but in no event to exceed 30 days after the First Stockholders Meeting (subject to the Target providing Buyer necessary information in a timely manner), Buyer shall prepare and file with the SEC a second Proxy Statement and mail such second Proxy Statement to its stockholders in connection with the Second Stockholders’ Meeting (the “Second Proxy Statement”). Buyer and Target shall use their respective reasonable efforts to cause the First Proxy Statement and the Second Proxy Statement to be cleared by the SEC, as promptly as practicable. Each of Buyer and Target shall cooperate in the preparation and filing of the First Proxy Statement and the Second Proxy Statement and shall furnish to the SEC and the holders of Buyers capital stock entitled to vote all information concerning (i) the Nasdaq Stockholder Approval (as defined below) as may be necessary in connection with the First Proxy Statement, and the Buyer Stockholder Approval (as defined below) in connection with the Second Proxy Statement. Buyer and Target shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws. Buyer will advise Target, promptly after Buyer receives notice thereof, and comments received by it from the SEC. As soon as reasonably practicable after the First Proxy Statement and the Second Proxy Statement shall be cleared by the SEC, the Buyer shall mail or otherwise make available in accordance with the Securities Act and the Exchange Act, the First Proxy Statement and the Second Proxy Statement to its stockholders; provided, that Target and Buyer shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to Buyer’s stockholders (x) the First Proxy Statement in light of the date set for the First Stockholders’ Meeting and (y) the Second Proxy Statement in light of the date set for the Second Stockholders’ Meeting.

(b) Buyer shall duly call, give notice of, convene and hold a First Stockholders’ Meeting and a Second Stockholders’ Meeting, to be held as soon as reasonably practicable after each of the First Proxy Statement and the Second Proxy Statement, as the case may be, is cleared by the SEC, on dates reasonably acceptable to Buyer, for the purpose of voting upon (i) in connection with the First Stockholders’ Meeting, (A) the approval of an amendment to Buyers’ certificate of incorporation to (x) effect a reverse stock split of the Buyer Common Stock at a split ratio that the board of directors of Buyer determines to be sufficient to regain compliance with the regain compliance with the minimum bid price requirement of the NASDAQ Stock Market and (y) a blocker restricting any person from becoming a holder of more than 4.99% of the Buyer’s Common Stock such other related matters as it deems appropriate and as may be required in order to maintain its listing on the Nasdaq Stock Market (the “Nasdaq Stockholder Approval”), and (B) removal of restrictions under NASDAQ rules prohibiting the conversion of the Buyer’s $900,000 principal amount of promissory notes and related warrants to purchase common stock issued on June 8, 2015; and (ii) in connection with the Second Stockholders’ Meeting, the approval and adoption of this Agreement, the Merger, the transaction contemplated hereby and the shares of Buyer Common Stock issuable upon conversion of the Series E Preferred Stock (“Buyer Stockholder Approval”). Subject to the provisions of Section 7.2(d), Buyer, through its board of directors, recommend to its stockholders the vote in favor of the Nasdaq Stockholder Approval and the Buyer Stockholder Approval and use its reasonable efforts to obtain the Nasdaq Stockholders Approval and the Buyer Stockholder Approval; provided, however, that Buyer may extend the date of each of the First Stockholders’ Meeting and the Second Stockholders’ Meeting, as the case me be, to the extent (x) necessary in order to obtain a quorum of its stockholders or an affirmative vote of its stockholders or (y) Buyer reasonably determines that such delay is required by applicable Law. The First Proxy Statement and the Second Proxy Statement shall include the recommendation of the board of directors of Buyer to vote in favor of the Nasdaq Stockholder Approval and the Buyer Stockholder Approval, as the case may be.

(c) As promptly as practicable after the date of this Agreement, the Buyer shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and other transactions contemplated by this Agreement (collectively, the “Other Filings”). The Buyer shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of the Series E Preferred Stock, and the Target shall furnish all information concerning the Target and the Target Members as may be reasonably required in connection with the foregoing. At least five (5) days prior to Closing, the Buyer shall prepare a draft Form 8-K announcing the Closing, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Form 8-K”), which shall be in a form reasonably acceptable to the Target and in a format acceptable for EDGAR filing and be filed with the SEC within the time period required by applicable securities laws. Prior to execution and delivery of this Agreement, the Buyer and the Target shall prepare (1) a press release announcing the execution and delivery of this Agreement (“Agreement Press Release”) and (ii) the Current Report on Form 8-K (the “Agreement 8-K”) announcing the execution and delivery of this Agreement and all other information required to be disclosed by the Exchange Act. The Buyer shall, within the time period required by applicable securities laws, issue and distribute such Agreement Press Release and Agreement 8-K. Prior to Closing, the Buyer and the Target shall prepare a press release announcing the consummation of the Merger hereunder (“Press Release”) and publicly release such Press Release by 9:00 a.m. eastern standard time on the next Business Day following the Closing. The Target Entities and each Target Member shall provide to Buyer such information as may be necessary under the Exchange Act and the rules and regulations of the SEC so as to comply with the requirements of Form 8-K, Schedule 14A and any other applicable securities laws with respect to each filing contemplated hereunder.

7.2 Other Offers, Etc.

(a) No Buyer Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly: (i) solicit, initiate, induce or knowingly encourage the making, submission or announcement of any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) except as expressly permitted in Section 7.2(d), approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction; provided, that this Section 7.2(a) shall not prohibit a Buyer Entity from furnishing nonpublic information regarding any Buyer Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if: (A) no Buyer Entity or Representative or Affiliate thereof shall have violated in any material respect any of the restrictions set forth in this Section 7.2; (B) the board of directors of Buyer determines in good faith (after consultation with its outside counsel and Buyer Financial Advisor) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (C) the board of directors of Buyer determines in good faith, after consultation with its outside legal counsel, that the failure to do so would violate its fiduciary duties to Buyer stockholders under applicable Law, as such duties would exist in the absence of this Section 7.2, (D) (1) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Buyer gives Target written notice of the identity of such Person or Group and of Buyer’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Buyer receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the terms of the Confidentiality Agreement; and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Buyer furnishes such nonpublic information to Target (to the extent such nonpublic information has not been previously furnished by Buyer to Target). In addition to the foregoing, Buyer shall provide Target with at least two (2) Business Days prior written notice of a meeting of the board of directors of Buyer at which meeting the board of directors of Buyer is reasonably expected to resolve to recommend a Superior Proposal to its stockholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided, further, that Buyer hereby agrees promptly to provide to Target and the Target Members any revised documentation and any Acquisition Agreement.

(b) As promptly as practicable, and in any event within one (1) Business Day after any of the executive officers of Buyer become aware thereof, Buyer shall advise Target of any request received by Buyer for nonpublic information which Buyer reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Buyer shall keep Target informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c) The Buyer Entities shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2, by any Affiliate or Representative of any Buyer Entity shall be deemed to be a breach of this Section 7.2 by Buyer.

(d) Neither the board of directors of Buyer nor any committee thereof shall: (i) except as expressly permitted by this Section 7.2, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Target, the approval or recommendation of such board of directors or such committee of the Nasdaq Stockholder Approval or the Buyer Stockholder Approval; (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (iii) cause Buyer to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption and approval of the Buyer Stockholder Approval by the holders of Buyer Common Stock, the board of directors of Buyer determines in good faith, after it has received a Superior Offer and after consultation with outside counsel, and that the failure to consider such Superior Proposal would violate its fiduciary duties to Buyer stockholders under applicable Law, then the Buyer may (subject to this and the following sentences) inform the Target that it no longer believes that the Merger is advisable and no longer recommends approval and (subject to this and the following sentences) approve or recommend a Superior Proposal and in connection therewith withdraw or modify its approval or recommendation of the Buyer Stockholder Approval (a “Subsequent Determination”), but only at a time that is after the fifth (5th) Business Day following Target’s receipt of written notice advising them that the board of directors of Buyer has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. Target shall have five (5) Business Days from the date of receiving such notice to submit to Buyer any changes to the terms and conditions of this Agreement as would enable Buyer to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, that any such adjustment shall be at the discretion of the Parties at the time.

(e) Nothing contained in this Agreement shall prevent Buyer or its board of directors from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act.

(f) Notwithstanding anything in this Section to the contrary, the “Exclusivity” provision contained in that certain Term Sheet, dated August 19, 2015 (the “Term Sheet”), between the Buyer and the Target, shall remain in full force and effect and shall be deemed extended until November 30, 2015. Accordingly, Buyer may not consider any Acquisition Proposal in accordance herein so long as such exclusivity provision in the Term Sheet remains in effect.

7.3 Exchange Listing.

Buyer shall use its commercially reasonable efforts to obtain the Buyer Stockholder Approval and list, prior to May 31, 2016, on the Nasdaq Stock Market the shares of Buyer Common Stock to be issued to the Target Members upon conversion of the Series E Preferred Stock issuable to the Target Members pursuant to the Merger, and Buyer shall give all notices and make all filings with Nasdaq Stock Market required in connection with the transactions contemplated herein.

7.4 Filing with State Office.

Upon the terms and subject to the conditions of this Agreement, on or prior to the Closing Date, Buyer shall execute and file (a) the Certificate of Designation with the Secretary of State of the State of Delaware and (b) the Articles of Merger with the Secretary of State of the State of Georgia, in each case, in connection with the Merger.

7.5 Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6 Investigation and Confidentiality.

(a) Each Party hereto shall permit the others reasonable access during normal business hours to its and its respective Subsidiaries’ respective business and properties, books, contracts, records and personnel having material knowledge of the transactions contemplated hereby; provided however that each Party may restrict the foregoing access to the extent that: (i) any law, treaty, rule or regulation of any governmental entity requires such Party or any of its Subsidiaries to restrict or prohibit access to any such personnel, properties or information; (ii) such investigation shall be reasonably related to the transactions contemplated hereby; (iii) such access not interfere unnecessarily with normal operations; and (iv) such access would reasonably likely to jeopardize such Party’s attorney-client privilege. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. The Confidentiality Agreement shall apply with respect to the information furnished thereunder and other activities contemplated thereby.

(b) In addition to the Parties’ respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

7.7 Press Releases.

Prior to the Closing Date, Target and Buyer shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law; provided, further, that each of Target and Buyer may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Target and Buyer and do not reveal material, nonpublic information regarding the other Parties.

7.8 State Takeover Laws.

Each Target Entity and Buyer Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

7.9 Buyer Board of Directors Following Closing Date.

Effective on the Closing Date, the Board of Directors of the Buyer shall be reconstituted to be comprised of a total of not more than nine (9) persons, of which the Target Members shall have the right to appoint two (2) persons.

7.10 Tax Matters.

(a) Neither Target, Merger Sub nor Buyer shall take or knowingly fail to take any action that is otherwise consistent with the terms of this Agreement (without regard to this Section 7.10) and compliant with applicable law that would cause the Merger to fail to qualify as a reorganization within the meaning Section 368 of the Code. Target, Merger Sub and Buyer shall take any action that is required to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, such action does not otherwise affect the economics of the transaction contemplated hereunder to any of the Parties.

(b) Subject to applicable Tax law, each of the Target, Merger Sub and Buyer shall report the Merger as a reorganization within the meaning of Section 368 of the Code.

7.11 Notification of Certain Matters.

(a) Each of Target and Buyer shall give prompt notice to the other of the occurrence or non-occurrence of: (i) any event the occurrence, or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect); and (ii) any failure of Target, Buyer, or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.11(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b) Each of the Target and Buyer shall give prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Regulatory Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Target Entities or Buyer Entities that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Target Material Contract or a Buyer Material Contract; and (v) any change that would be considered reasonably likely to result in a Target Material Adverse Effect or Buyer Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either Target or Buyer to consummate the transactions contemplated by this Agreement.

7.12 Indemnification of Pre Closing Directors, Officers and Managers of Target and Buyer.

(a) For a period of six (6) years after the Effective Time, Buyer shall, indemnify, defend and hold harmless the present and former directors, officers, managers, employees and agents of the Target Entities and Buyer Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, managers employees or agents of Target or Buyers, as the case may be, occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Buyer’s certificate of incorporation and bylaws (subject to compliance with applicable Law), as in effect at the Effective Time, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Buyer is insured against any such matter; provided, however, that the Indemnified Party to whom such expenses are advanced shall be required to provide an undertaking to Buyer to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification.

(b) Buyer shall maintain in effect for a period of six (6) years after the Effective Time, Buyer’s existing directors’ and officers’ liability insurance policy (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous in any material respects with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Buyer shall not be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed 150% of the annual premium payments on Buyer’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its commercially reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.12, upon learning of any such Liability or Litigation, shall promptly notify Buyer thereof provided, however, that no delay or failure on the part of any Indemnified Party in notifying Buyer shall relieve Buyer from any obligation hereunder unless, and then solely to the extent that Buyer is prejudiced thereby. In the event of any such Litigation (whether arising before or after the Closing): (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense, or counsel for the Indemnified Parties advises Buyer that there are substantive issues which raise conflicts of interest between Buyer and the Indemnified, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer shall be obligated pursuant to this Section 7.12(c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Buyer shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld or delayed); provided, further, that Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Notwithstanding anything to the contrary contained in this Section 7.12(c) or elsewhere in this Agreement, Buyer shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 7.12 (c) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation.

(d) Following the Effective Time, to the extent permitted by applicable law, Buyer shall include and maintain in effect in its certificate of incorporation or bylaws (or similar organizational document) for a period of six (6) years after the Effective Time, the indemnification provisions in the Buyer’s certificate of incorporation and bylaws or indemnification provisions that provide for indemnification rights that are substantially similar to the indemnification rights provided for in Buyer’s certificate of incorporation and bylaws as of the Closing Date.

(e) If Buyer or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or Merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 7.12.

(f) The provisions of this Section 7.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

7.13 Operation of AEON as stand Alone Entity Post Closing.

Buyer shall operate the Surviving Company as a wholly-owned, stand-alone entity following the Effective Time, and shall maintain separate books and records, and financial statements, prepared in accordance with GAAP and except as may be required by Law, in accordance with past practice of AEON (except as may be subject to change as a result of the rules and regulations of the SEC), until the earlier of (i) as so long as any Series E Preferred Stock may be earned as an earn-out pursuant to Section 1.15 hereof or (ii) October 1, 2020. Notwithstanding anything in this Agreement to the contrary, subject to approval by the Board of Directors of Buyer, AEON may acquire assets or equity interests from third parties or merge with a third party and such new assets, equity interests or merged entity shall be deemed part of AEON for purposes of calculating EBITDA for purposes of Section 1.15.

7.14 Reasonable Efforts; Further Assurances.

(a) Target and Buyer shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Article 7, as applicable to each of them. Each of Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and other transactions contemplated by this Agreement.

(b) Subject to the terms and conditions hereof, Target and Buyer agree to use their respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement including, without limitation, using their respective reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Regulatory Authorities and parties to contracts with the Parties or their subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Regulatory Authority (in connection with which Target and Buyer shall cooperate with each other in connection with the making of all such registrations and filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Regulatory Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

7.15 Rescission of Merger. In the event that Buyer shall fail for any reason to receive the Nasdaq Stockholder Approval on or prior to January 24, 2016 or the Buyer Stockholder Approval by May 31, 2016 or the Parties shall terminate this Agreement in accordance with Article 9 of this Agreement, then the Buyer and Target shall immediately rescind the Merger and all transactions completed hereunder. In accordance therewith, all equity interests of the Surviving Company shall be transferred to the Target Members without any additional consideration in accordance with written instructions delivered by the Target Members to Buyer. Target Members shall return to Buyer for cancellation all certificates representing Series E Preferred Stock originally issued to them under this Agreement. Buyer shall obtain the written resignation of any officer or manager of Surviving Company and deliver such resignation to the Target Members as requested by Target Members. Any nominees of the Target Members then serving as an Officer or Director of any Buyer Entity shall deliver to Buyer a written resignation from such positions. The Parties shall use their best efforts to rescind the Merger within 10 business days of the failure to obtain approval by the stockholders of Buyer of the Nasdaq Stockholder Approval or the Buyer Stockholder Approval or termination of this Agreement in accordance with Article 9 of this Agreement. The Parties shall cooperate in good faith to complete the rescission and shall execute and deliver any and all documents and certificates to effectuate the rescission as may be necessary or desirable.

7.16 Related Party Transactions. Immediately prior to the Closing Date, any and all written agreements, contracts or arrangements between Target and any Target Member or Affiliate of a Target Member shall be terminated and of no force and effect; provided, however, that the agreements, contracts, or arrangement set forth on Section 7.16 of the Target Disclosure Memorandum and any other such agreements, contracts, or arrangements with arms’ length terms shall not be terminated and shall remain in full force and effect.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless waived by both Target and Buyer pursuant to Section 9.5:

(a) [reserved]

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially identical terms and conferring upon Buyer and the Target Members substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Regulatory Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Buyer and the Target Members substantially all the rights and benefits as contemplated herein illegal.

(c) Exchange Listing Requirements. The shares of Buyer Common Stock issuable upon conversion for the Series E Preferred Stock in an amount equal to 19.9% of the issued and outstanding shares of Buyer Common Stock shall have been approved for listing on the Nasdaq Stock Market, subject only to official notice of issuance.

8.2 Conditions to Obligations of Buyer.

The obligations of Buyer to effect the Merger and consummate the other transactions contemplated hereby are also subject to the following conditions, unless waived by Buyer pursuant to Section 10.5:

(a) Representations and Warranties. The representations and warranties Target and Target Members contained in this Agreement are true, complete and correct in all material respects on and as of the

Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those (i) representations and warranties that are qualified by materiality, which representations and warranties shall be true, complete and correct in all respects, and (ii) representations and warranties which address matters only as of a particular date.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and substantially complied with in all material respects.

(c) Certificates; Resignations. Target shall have delivered to Buyer: (i) a certificate, dated as of the Effective Time and signed on its behalf by its manager or chief executive officer and its chief financial officer (as applicable), to the effect that the conditions set forth in Section 7.2(a) and in Section 7.2(b) have been satisfied; and (ii) certified copies of resolutions duly adopted by Target’s board of managers and the Target Members evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.

(d) Regulatory Approvals. All material actions or non-actions by, Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger by Target shall have been obtained or made and shall be in full force and effect and all waiting periods imposed by Law shall have expired or been terminated. No Consent obtained from any Regulatory Authority which is necessary for Target to consummate the Merger contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the disposition, licensing, divestiture, lease, sale, or holding separate of Assets) that would have a Target Material Adverse Effect after giving effect to the Merger.

(e) Consents and Approvals. Target shall have obtained any and all Consents required by it for consummation of the Merger or for the preventing of any Default under any Contract or Permit of Target which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner that is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect;

(f) Assets. Evidence reasonably acceptable to Buyer that Target and all Target Entities have, in the aggregate, as of the end of the calendar month ending immediately prior to the Effective Time, total net assets of at least $10,000,000, and working capital of $10,000,000, of which $3,000,000 is represented by immediately available cash assets; and

(g) Equity Plans and Convertible Securities. Evidence reasonably acceptable to Buyer that Target has terminated any and all equity option plans on or prior to Closing and that as of Closing no equity options, warrants or other instruments convertible into or exercisable for Membership Interests are issued or remain outstanding.

(h) Lock-Up Agreements by Target Members. The Target Members shall have executed and delivered the Lock-Up Agreements and such Lock-Up Agreements shall be in full force and effect.

(i) Financial Statements. Buyer shall have received the Target Financial Statements.

(j) Fairness Opinion. The Board of Directors of Buyer shall have received a fairness opinion from the Buyer Financial Advisor, stating that the Merger is fair to the stockholders of Buyer.

(k) Other Deliveries. Buyer shall have received the documents and certificates set forth in Section 1.12, and such other certificates and instruments (including without limitation certificates of good standing of Target and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Merger.

8.3 Conditions to Obligations of Target.

The obligations of Target to effect the Merger and consummate the other transactions contemplated hereby are also subject to the following conditions, unless waived by Target pursuant to Section 9.5:

(a) Representations and Warranties. The representations and warranties of the Buyer and Merger Sub contained in this Agreement are true, complete and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those (i) representations and warranties that are qualified by materiality, which representations and warranties shall be true, complete and correct in all respects, and (ii) representations and warranties which address matters only as of a particular date.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with.

(c) Certificates. Buyer shall have delivered to Target: (i) a certificate, dated as of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 7.1 as relates to Buyer and in Section 7.3(b) have been satisfied; and (ii) certified copies of resolutions duly adopted by Buyer’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger contemplated hereby.

(d) Execution and Delivery of Lockup Agreements and Voting Agreements. Target shall have received executed (i) Lockup Agreements from the persons and entities as set forth on Schedule 8.3(d) of the Buyer Disclosure Schedule and such Lock-Up Agreements shall be in full force and effect; (ii) Voting Agreements from the persons and entities as set forth on Schedule 8.3(d) of the Buyer Disclosure Schedule and such Voting Agreements shall be in full force and effect.

(e) Execution and Delivery of Registration Rights Agreement. The Registration Rights Agreement shall have been executed by the Buyer and such Registration Rights Agreement shall be in full force and effect.

(f) Regulatory Approvals. All material actions or non-actions by, Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger by Buyer shall have been obtained or made and shall be in full force and effect and all waiting periods imposed by Law shall have expired or been terminated. No Consent obtained from any Regulatory Authority which is necessary for Buyer to consummate the Merger contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the disposition, licensing, divestiture, lease, sale, or holding separate of Assets) that would have a Buyer Material Adverse Effect after giving effect to the Merger.

(g) Consents and Approvals. Buyer shall have obtained any and all Consents required by it for consummation of the Merger or for the preventing of any Default under any Contract or Permit of Buyer which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(h) Resignations. Resignation letters of certain officers and directors of Buyer identified by Buyer and Target, effective as of the Effective Time.

(i) Release of Guarantees. The Target Members and their respective Affiliates shall be released from any and all guarantees made by any of them with respect to or on behalf of Target.

(j) Other Deliveries. Target shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Merger.

ARTICLE 9

TERMINATION

9.1 Termination.

Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger and other transactions abandoned at any time prior to obtaining Nasdaq Stockholder Approval and the Buyer Stockholder Approval (and if the Merger has been effected, the rescission provision in Section 7.15 shall be triggered):

(a) By mutual written agreement of Buyer, Merger Sub and Target, duly authorized by each of the board of directors and managers (as applicable) of Buyer, Merger Sub and the Target.

(b) By either Buyer or Target (provided that the terminating Party is not then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement such that the conditions to closing the Merger set forth in Article 8 would not be satisfied as of the time of such breach) in the event of a breach by the other Party of any representation, warranty, covenant, or agreement contained in this Agreement which cannot be or has not been cured within fifteen (15) days after the giving of written notice to the breaching Party of such breach and which breach would permit the terminating Party to refuse to consummate the transactions contemplated by this Agreement.

(c) By Target, if (i) the Board of Directors of Buyer, or any authorized committee thereof, shall have effected a Subsequent Determination; (ii) the Board of Directors of Buyer, or any authorized committee thereof shall have failed to present and recommend the approval and adoption of the Nasdaq Stockholder Approval or the Buyer Stockholder Approval, or withdrawn or modified in a manner adverse to Target, its recommendation for approval of the Nasdaq Stockholder Approval or the Buyer Stockholder Approval; (iii) Buyer shall have entered, or caused its Subsidiaries to enter, into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement or other similar agreement related to any Acquisition Proposal; (iv) Buyer shall have breached Section 7.2; (v) Buyer shall have failed to include its recommendation of the approval of this Agreement in the Second Proxy Statement; or (vi) the Board of Directors of Buyer, or any authorized committee thereof shall have resolved to do any of the foregoing.

(d) By either Buyer or Target if the Merger has not been consummated or Buyer Stockholder Approval has not been obtained on or before May 31, 2016 or if the Nasdaq Stockholder Approval has not been obtained on or before January 24, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date.

(e) By Target or Buyer if the First Stockholders’ Meeting or the Second Stockholders’ Meeting, as the case may be, shall have been held and completed (including any adjournments or postponements thereof), the Buyer’s stockholders shall have taken a final vote on the proposals to approve the Nasdaq Stockholder Approval or the Buyer Stockholder Approval, as the case may be, and such proposals to approve the Nasdaq Stockholder Approval or the Buyer Stockholder Approval, as the case may be, shall not have been obtained; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) if the failure to obtain the Nasdaq Stockholder Approval or the Buyer Stockholder Approval, as the case may be, is attributable to a failure on the part of such party seeking to terminate this Agreement to perform any material obligation required to be performed by such party pursuant to this Agreement.

(f) By either Target or Buyer, if there shall have been any law enacted by a Regulatory Authority prohibiting the consummation of the Merger or obtaining the Nasdaq Stockholder Approval, the Buyer Stockholder Approval, or any Regulatory Authority having competent jurisdiction shall have issued an order or taken any other action, in each case, which restrains, enjoins or otherwise prohibits the Merger, the Nasdaq Stockholder Approval or the Buyer Stockholder Approval.

(g) By Target, if it is not then in material breach of its obligations, representations and warranties under this Agreement, and if (i) either Buyer or Merger Sub breaches its representations and warranties herein such that Section 8.2(a) would not be satisfied; or (ii) there has been a breach on the part of Buyer or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 8.2(b) would not be satisfied, and, in both case (i) and case (ii), such breach cannot be cured or has not been cured within fifteen (15) days after notice thereof to Buyer.

(h) By Buyer, if neither Buyer nor Merger Sub is then in material breach of its obligations or representations and warranties under this Agreement, and if (i) Target breaches its representations and warranties herein such that Section 8.3(a) would not be satisfied or (ii) there has been a breach on the part of Target of any of its covenants or agreements contained in this Agreement such that Section 8.3(b) would not be satisfied, and, in both case (i) and case (ii), such breach cannot be cured or has not been cured within fifteen (15) days after notice thereof to Target.

9.2 Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (a) the provisions of this Section 9.2 shall survive any such termination and abandonment, (b) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement, and (c) the Parties shall rescind the Merger as provided under Section 7.15 hereof.

ARTICLE 10

MISCELLANEOUS

10.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any bona fide proposal (whether communicated to Buyer or publicly announced to Buyer’s stockholders) by any Person (other than contemplated hereunder) for an Acquisition Transaction involving Buyer or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Buyer by any Person or Group (other than the Target Members) of 20% or more in interest of the total outstanding voting securities of any Buyer, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of any Buyer, or any merger, consolidation, business combination or similar transaction involving Buyer pursuant to which the stockholders of Buyer immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 20% or more of the assets of Buyer or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, on a consolidated basis; or (iii) any liquidation or dissolution of Buyer.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description (excluding real property), whether tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Buyer Disclosure Memorandum” means the written information set forth in the disclosure letter delivered prior to the date of this Agreement to Target.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Financial Advisor” means Alvarez & Marsal.

“Buyer Financial Statements” means the: (i) audited consolidated balance sheets (including related notes and schedules, if any) of Buyer as of June 30, 2014 and as of June 30, 2015, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three (3) fiscal years ended June 30, 2015, as filed by Buyer in SEC Documents, and (ii) unaudited condensed consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to the three (3) month period ended September 30, 2015.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, that “Buyer Material Adverse Effect” shall not be deemed to include the impact of: (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities; (B) changes in GAAP; (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Target in contemplation of the transactions contemplated hereby; (D) the effects of compliance with and performance under this Agreement on the operating performance of Buyer, including expenses incurred by Buyer in consummating the transactions contemplated by this Agreement; (E) the execution and public announcement of this Agreement or any of the transactions contemplated by this Agreement; (F) changes in the market price or trading volume of Buyer Common Stock; (G) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or (I) any failure by Buyer to meet internal projections or forecasts or third party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Buyer Material Adverse Effect has occurred or is reasonably expected to occur).

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include the Buyer Subsidiaries described in Section 5.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Closing.

“Certificate of Designation” means certificate of designation of the Series E Preferred Stock to be filed prior to the Closing Date by Buyer with the Secretary of State of the State of Delaware substantially in the form of Exhibit 1.

“Common Stock Equivalents” means any securities of Buyer which entitle the holder thereof to acquire at any time Common Stock of Buyer, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock of Buyer.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Target and Buyer.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business (excluding leases and subleases).

“Default” means: (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“EBITDA” means earnings before interest, taxes, depreciation and amortization of AEON operating as an independent and standalone entity. EBITDA shall be based on inputs calculated in accordance with GAAP. The Parties agree that EBITDA will exclude the expenses of the Merger including the fees and expenses of counsel, profits and losses attributable to the existing Buyer businesses, and good will attributable to the Merger, but shall include EBITDA of any subsequently acquired business as provided under Section 7.13 hereof.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus,

retention, employment agreement (or consulting agreement), change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be: (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law; (ii) written or oral; (iii) funded or unfunded; (iv) actual or contingent; (v) arrived at through collective bargaining or otherwise; or (vi) current or terminated.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interest of a Person or by which a Person is or may be bound to issue additional shares of its capital stock, equity interest or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Target Entity, and any predecessor of a Target Entity or any of its Subsidiaries and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, any of the Target Entities, any subsidiary and/or any predecessor or any of them, under Section 414 of the Internal Revenue Code, and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“First Stockholders’ Meeting” means the first meeting of the stockholders of Buyer to be held pursuant to Section 8.1(a), including any adjournment or adjournments thereof, to approve the Nasdaq Stockholder Approval.

“Fully Diluted Basis” means mean the aggregate of all outstanding shares of Buyer Common Stock, plus the shares of Common Stock issuable upon exercise or conversion of any derivative security outstanding with a conversion or exercise price of $.75 or less; in each case on the close of business on the Business Day immediately prior to the Closing Date.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means: (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws); and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Intellectual Property” means the following and all rights (whether common law, statutory or otherwise): (a) United States and foreign patents, inventor’s certificates and utility models (including any substitutions, extensions, confirmations, reissues, divisions, re-examinations, renewals and extensions thereof) and any and all applications (including any utility, continuation, divisional, substitution, continuations-in-part, provisional, reissue, or reexamination application) and registrations therefor, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (b) copyrights and any and all applications and registrations therefor; (c) domain names, uniform resource locators and other names and locators associated with the Internet, and any and all applications or registrations therefor (“Domain Names”); (d) trade names, logos, business symbols, trade dress, assumed names, fictitious names, corporate names, certification marks, collective marks, d/b/a’s, trademarks and service marks, (in each case together with any and all related goodwill) and any and all applications and registrations therefor (“Trademarks”); (e) all rights in databases and data collections; (f) all inventions (whether or not patentable) and (g) all trade secrets, and other confidential information including technology, know how, data, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, compositions of matter, techniques, improvements, methods (including manufacturing methods), clinical and regulatory strategies, formulations, manufacturing data and processes specifications, manuals, research and development/clinical proposals and proprietary customer and supplier lists, and all documentation relating to any of the foregoing (“Trade Secrets”), in each case to the extent recognized as intellectual property under applicable law.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person means the actual knowledge after reasonable inquiry of the chief executive officer and chief financial officer, or Persons of similar function within a Party.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Licensed Intellectual Property” means all Intellectual Property to which the Target Entities have rights granted by a third party.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any charge of any nature whatsoever of, on, or with respect to any property or property interest, other than: (i) liens reflected (or with respect to liabilities reflected) in the most recent audited financial statements of any Target Entity or Buyer or its Subsidiaries, as applicable; (ii) mechanics’, materialmen’s, workmen’s or similar liens; (iii) easements, rights of way or similar encumbrances that do not materially interfere with the operations of the business of the Target Entities or the Buyer Entities, as applicable, as presently conducted; (iv) Liens for Taxes and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable or are being contested in good faith; (v) liens and other encumbrances that would not reasonably be expected to have a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, and (vi) with respect to Article 5 hereof, all matters created or caused by or on behalf of, or with the written consent of, Buyer.

“Litigation” means any action, arbitration, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Membership Interest” means the entire interest of a Target Member.

“Nasdaq Stock Market” means The Nasdaq Stock Market.

“Order” means any administrative award, settlement, decree, injunction, judgment, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Owned Intellectual Property” shall mean all Intellectual Property that is owned by the Target Entities (whether solely or jointly with any third party).

“Party” means any of Target, Merger Sub or Buyer, and “Parties” means Target, Merger Sub and Buyer.

“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Registered Intellectual Property” means Intellectual Property that is duly registered with or issued by an appropriate Regulatory Authority of which the rights conveyed by the registration or issuance are in effect as of the date hereof, and any application filed with an appropriate Regulatory Authority for registration or issuance.

“Regulatory Authorities” means, collectively, the SEC, the Nasdaq Stock Market, the FTC, FDA, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities (whether domestic or foreign) having jurisdiction over the Parties and their respective Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent engaged by a Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“SEC Reports” means all reports, schedules, forms, statements and other documents filed by the Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2011.

“Second Stockholders’ Meeting” means the second meeting of the stockholders of Buyer to be held pursuant to Section 8.1(a), including any adjournment or adjournments thereof, to approve the Buyer Stockholder Approval.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Series E Preferred Stock” means the Series E Convertible Preferred Stock, par value $0.10 per share, of Buyer.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either: (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity); (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a managing member; or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified): (i) involving the acquisition of a majority equity interest in, or all or a majority of all of the assets and liabilities of, the Buyer Entities; and (ii) with respect to which the board of directors of Buyer: (A) determines (after consultation with its Buyer Financial Advisor and outside legal counsel) in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal; and (B) determines in its good faith judgment (based on, among other things, the advice of Buyer Financial Advisor and outside legal counsel) to be more favorable to Buyer’s stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of Buyer, after obtaining the advice of Buyer Financial Advisor and outside legal counsel, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal). Notwithstanding anything to the contrary contained in this Agreement, for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of “Acquisition Proposal” and “Acquisition Transaction” shall be deemed to be references to “more than 50%.”

“Target Disclosure Memorandum” means the written information set forth in a disclosure letter delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Target Entities” means, collectively, Target and the Target Subsidiaries.

“Target Financial Statements” means the: (i) audited consolidated balance sheets (including related notes and schedules, if any) of Target as of December 31, 2013 and as of December 31, 2014, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three (3) years ended December 31, 2014, and (ii) unaudited condensed consolidated balance sheets of Target (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three (3) and nine (9) month periods ended September 30, 2015.

“Target Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Target Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on: (i) the financial position, business or results of operations of the Target Entities, taken as a whole; or (ii) the ability of Target to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, that with respect to clause (i), “Target Material Adverse Effect” shall be deemed to exclude the impact of: (A) changes in Laws of general applicability or interpretations thereof by courts or governmental or Regulatory Authorities: (B) changes in GAAP; (C) actions and omissions of any Target Entity taken with the prior written consent of Buyer in contemplation of the transactions contemplated hereby; (D) the effects of compliance with this Agreement on the operating performance of Target, including expenses incurred by Target in consummating the transactions contemplated by this Agreement; (E) the execution and public announcement of this Agreement or any of the transactions contemplated by this Agreement; (F) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or (G) any failure by Target to meet internal projections or forecasts or third party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Target Material Adverse Effect has occurred or is reasonably expected to occur).

“Target Material Contracts” means any of the following written agreements, contracts or arrangements, legally binding, or which may be claimed by a third party which is or may be, a party to such agreement, contract or arrangement, to be legally binding upon any Target Entity, whether or not in the ordinary course of business, as follows (i) written agreements, contracts or arrangements, with any Target Member or Affiliate of a Target Member and (ii) any written agreements, contracts or arrangements, for the payment of money or any obligation or rights enforceable against any Target Entity which may equal or exceed the sum of $60,000 and (iii) Target Leases.

“Target Members” means the members of Target as of the date hereof.

“Target Subsidiaries” means the Subsidiaries of Target, which shall include each Target Subsidiary described in Section 4.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Target in the future and held as a Subsidiary by Target at the Closing.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Transaction Documents” means, this Agreement, the Registration Rights Agreement, the Certificate of Designation, the Voting Agreements, and the Lock-Up Agreements.

“Voting Agreements” means the agreements between the Buyer and all of its officers and directors and certain holders of its Common Stock and Equity Rights whereby, among other things, such persons agree to vote all voting Securities beneficially owned by them: (i) in favor of the Merger and the conversion of the Series E Preferred Stock; and (ii) nominees of Target as set forth in the Voting Agreement, at all annual and special meetings of Stockholders of Buyer and by written consent of Stockholders during the period commencing on the Closing Date until a date which is the later of (A) three (3) years following the Closing Date or (B) the issuance of the Series E Preferred Stock, and otherwise in the form of Exhibit 5 annexed hereto.

(b) The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

Term	Page
Acquisition Agreement	41
Adjustment Threshold	9
AEON	1
Agreement	1
Agreement 8-K	39
Agreement Press Release	39
AHC	1
Articles of Merger	6
Buyer	1
Buyer Benefits Plans	31
Buyer Contracts	33
Buyer ERISA Plan	31
Buyer Leased Real Property	34
Buyer Lease(s)	34
Buyer Stockholder Approval	39
Closing	2
Closing Date	2
CMS	9
COBRA	19
Code	1
DOL	17
Domain Names	56
Effective Time	6
End Date	51
FCPA	21
First Proxy Statement	38

Form 8-K	39
Georgia Act	1
Indemnified Party	44
Interim Period	36
Lock-Up Agreements	2
Maximum Amount	44
Merger	1
Merger Consolidation	6
Merger Sub	1
Nasdaq Stockholder Approval	39
Other Filings	39
Patents	56
Press Release	40
Registration Rights Agreement	2
Second Proxy Statement	38
Subsequent Determination	41
Surviving Company	2
Target	1
Target Benefit Plans	17
Target Certificate/s	6
Target ERISA Plan	17
Target Leased Real Property	20
Target Leases	20
Term Sheet	41
Trademarks	56
Trade Secrets	56
Voting Agreements	1

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “but not limited to.” The word “or” is not exclusive. References to “written” or “in writing” include in visual electronic form. Words of one gender shall be construed to apply to each gender.

10.2 Expenses.

(a) Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

(b) Nothing contained in this Section 10.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by Target of the terms of this Agreement or otherwise limit the rights of Buyer.

10.3 Entire Agreement.

This Agreement and the documents, instruments and exhibits referred to herein constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral (except, as to the agreement regarding confidentiality as provided under the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.4 Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained.

10.5 Waivers.

(a) Prior to or at the Closing, Buyer, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b) Prior to or at the Closing, Target, acting through its board of Managers or authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.6 Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

10.7 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder):

Target:

PeachState Health Management, d/b/a AEON Clinical Laboratories

2225 Centennial Dr

Gainesville, GA 30504

Attn: Richard Hersperger

Fax:

With copies to (which shall not constitute notice):

Troutman Sanders LLP

875 Third Avenue

New York, NY 10022

Attn: Joseph Walsh, Esq.

Fax: 212-704-5919

Buyer:

Authentidate Holding Corp.

300 Connell Drive, Suite 1000

Berkeley Heights, NJ 07922

Attn: Chief Executive Officer

Fax:

With a copy to (which shall not constitute notice):

Becker & Poliakoff LLP

45 Broadway, 8th Floor

New York, NY 10006

Attn: Victor DiGioia, Esq.

Fax: 212-557-0295

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent; (iii) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt; and (iv) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

10.8 Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware except to the extent required under the Georgia Act. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or Litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America sitting in Delaware, and any appellate court from any thereof. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law: (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court; (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum; and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

10.9 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.10 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.11 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.12 Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.13 Waiver of Jury Trial.

Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any such right such Party may have to a trial by jury in respect of any Litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each Party certifies that (a) no representative, agent or attorney of the other Party has represented expressly or otherwise, that such other Party would not, in the event of Litigation, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implications of this waiver, (c) each Party makes this waiver voluntarily, and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.13.

10.14 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15 Nonsurvival of Representations.

None of the representations and warranties in this Agreement shall survive the Closing Date and no Party shall have any liability to any other Party with respect thereto. This Section 10.15 shall not limit or affect any covenant or agreement of the Parties which by its terms provides for performance after the Closing Date.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AUTHENTIDATE HOLDING CORP.

By:	/s/ Ian C. Bonnet
Name: Ian C. Bonnet
Title: President and CEO

RMS MERGER SUB LLC

By:	/s/ Ian C. Bonnet
Name: Ian C. Bonnet
Title: President and CEO

PEACHSTATE HEALTH MANAGEMENT, LLC d/b/a/ AEON CLINICAL LABORATORIES

By:	/s/ Hanif A. Roshan
Name:	Hanif A. Roshan
Title:	Chairman